UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 22, 2005

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On December 17, 2004, Star Gas Partners, L.P. (the “Partnership”) completed the sale of all of its interests in its propane segment to Inergy Propane, LLC for a cash purchase price of approximately $481.3 million. The propane segment was the Partnership’s principal distributor of propane and related supplies and equipment to residential, industrial, agricultural and motor fuel customers. Closing and other settlement costs totaled approximately $14 million and approximately $311 million was used to repay outstanding debt of the propane segment and the secured notes at the heating oil segment. $10 million of the proceeds were used to reimburse the heating oil segment for expenses paid on behalf of the Partnership. The remainder of the proceeds were contributed to the heating oil segment as a capital contribution. In accordance with the purchase agreement, the effective date of the disposition was November 30, 2004. The Partnership recognized a gain on the sale of the propane segment totalling approximately $155 million during the year ended September 30, 2005.

This Form 8-K consists of Items 6, 7 and 8 from the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, which have been recast to give effect to the sale of the Partnership’s propane segment as of November 30, 2004 as discontinued operations and should be read in conjunction with the Partnership’s Quarterly Report on Form 10-Q for the three- and six-month periods ended March 31, 2005 filed on May 6, 2005. Except as specifically indicated herein, the information contained in the Form 8-K has not been updated from the information contained in the Form 10-K that was filed with the SEC on December 14, 2004.

ITEM 9.01(c) EXHIBITS

23.1 Consent of Independent Registered Public Accounting Firm

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By: Star Gas LLC (General Partner)

By:	/s/ Richard F. Ambury
Name:	Richard F. Ambury
Title:	Chief Financial Officer Principal Financial & Accounting Officer

Date: June 22, 2005

ITEM 6.	SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The selected financial data as of September 30, 2003 and 2004, and for the years ended September 30, 2002, 2003 and 2004 is derived from the financial statements of the Partnership included elsewhere in this Report. The selected financial data as of September 30, 2000 and 2001 and for the fiscal years ended September 30, 2000 and 2001 is derived from financial statements of the Partnership not included elsewhere in this Report. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following selected financial and other data of the Partnership for fiscal years ended September 30, 2000 through September 30, 2004 have been recast to give effect to the sale of the Partnership’s propane segment as of November 30, 2004. The results of the propane segment have been restated as a component of discontinued operations.

(in thousands, except per unit data)	Fiscal Year Ended September 30,
	2000(c)	2001(c)	2002(c)	2003	2004
Statement of Operations Data:
Sales	$570,877	$767,959	$790,378	$1,102,365	$1,105,669
Costs and expenses:
Cost of sales	403,260	563,803	546,495	793,543	799,055
Delivery and branch expenses	112,820	142,968	174,030	217,244	232,985
General and administrative expenses	12,341	19,374	17,745	39,763	19,937
Depreciation and amortization expenses	22,376	28,595	40,444	35,535	37,313

Operating income	20,080	13,219	11,664	16,883	15,801
Interest expense, net	(16,969)	(20,716)	(23,843)	(29,530)	(36,682)
Amortization of debt issuance costs	(343)	(506)	(1,197)	(2,038)	(3,480)
Loss on redemption of debt	—	—	—	212	—

Income (loss) from continuing operations before income taxes	2,768	(8,003)	(13,376)	(14,473)	(24,361)
Income tax expense (benefit)	400	1,200	(1,700)	1,200	1,240

Income (loss) from continuing operations	2,368	(9,203)	(11,676)	(15,673)	(25,601)
Income (loss) from discontinued operations	(1,015)	2,488	507	19,786	20,276
Loss on sale of TG&E segment, net of income taxes	—	—	—	—	(538)
Cumulative effects of changes in accounting principles for discontinued operations:
Adoption of SFAS No. 133	—	(627)	—	—	—
Adoption of SFAS No. 142	—	—	—	(3,901)	—

Income (loss) before cumulative effects of changes in accounting principle for continuing operations	1,353	(7,342)	—	—	—
Cumulative effects of changes in accounting principle for adoption of SFAS No. 133	—	2,093	—	—	—

Net income (loss)	$1,353	$(5,249)	$(11,169)	$212	$(5,863)

Weighted average number of limited partner units:
Basic	18,288	22,439	28,790	32,659	35,205
Diluted	18,288	22,552	28,821	32,767	35,205

Per Unit Data:
Basic and diluted income (loss) from continuing operations per unit (a)	$0.13	$(0.51)	$(0.64)	$(0.92)	$(1.18)
Basic and diluted net income (loss) per unit (a)	$0.07	$(0.23)	$(0.38)	$0.01	$(0.16)
Cash distribution declared per common unit	$2.30	$2.30	$2.30	$2.30	$2.30
Cash distribution declared per senior sub. unit	$0.25	$1.98	$1.65	$1.65	$1.73

Balance Sheet Data (end of period):
Current assets	$126,990	$185,262	$222,201	$211,109	$234,171
Total assets	$618,976	$898,819	$943,766	$975,610	$960,976
Long-term debt	$308,551	$456,523	$396,733	$499,341	$503,668
Partners’ Capital	$139,178	$198,264	$232,264	$189,776	$169,771

Summary Cash Flow Data:
Net Cash provided by operating activities	$11,039	$38,078	$18,773	$15,365	$13,669
Net Cash provided by (used in) investing activities	$(41,425)	$(295,885)	$(12,381)	$(48,395)	$6,447
Net Cash provided by (used in) financing activities	$34,039	$263,355	$28,135	$48,049	$(19,874)

Other Data:
Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) (b)	$42,456	$43,907	$52,108	$52,630	$53,114
Heating oil segment’s retail gallons sold	345,684	427,168	457,749	567,024	551,612

(a)	Income (loss) from continuing operations per unit is computed by dividing the limited partners’ interest in income (loss) from continuing operations by the weighted average number of limited partner units outstanding. Net income (loss) per unit is computed by dividing the limited partners’ interest in net income (loss) by the weighted average number of limited partner units outstanding.

ITEM 6.	SELECTED HISTORICAL FINANCIAL AND OPERATING DATA (Continued)

(b)	EBITDA from continuing operations should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership’s ability to make the minimum quarterly distribution. The revolving credit facility and, as applicable, the bridge facility or the senior secured notes, impose certain restrictions on the Partnership’s ability to pay distributions to unitholders. On October 18, 2004, the Partnership announced that it would not pay a distribution on the common units. The Partnership had previously announced the suspension of distributions on the senior subordinated units on July 29, 2004. It is unlikely that regular distributions on the common units or senior subordinated units will be resumed in the forseeable future. While the Partnership hopes to position itself to pay some regular distribution on its common units in future years, of which there can be no assurance, it is considerably less likely that regular distributions will ever resume of the senior subordinated units because of their subordination terms.

The definition of “EBITDA” set forth above may be different from that used by other companies. EBITDA from continuing operations is calculated for the fiscal years ended September 30 as follows:

(in thousands)	2000	2001	2002	2003	2004
Income (loss) from continuing operations	$2,368	$(9,203)	$(11,676)	$(15,673)	$(25,601)
Cumulative effects of changes in accounting principle for adoption of SFAS No. 133 for continuing operations	—	2,093	—	—	—

Plus:
Income tax expense (benefit)	400	1,200	(1,700)	1,200	1,240
Amortization of debt issuance cost	343	506	1,197	2,038	3,480
Interest expense, net	16,969	20,716	23,843	29,530	36,682
Depreciation and amortization	22,376	28,595	40,444	35,535	37,313

EBITDA from continuing operations	$42,456	$43,907	$52,108	$52,630	$53,114

(c)	The Partnership’s results for fiscal years ended September 30, 2000, 2001 and 2002 do not reflect the impact of the provisions of SFAS No. 142.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Statement Regarding Forward-Looking Disclosure

This Report includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership’s financial performance, the price and supply of home heating oil, the Partnership’s ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the realization of savings from the business process redesign project at the heating oil segment, the ability of the Partnership to correct operational problems with such project and the closings of a new revolving credit facility and bridge facility in connection with the refinancing transactions and the sale of the propane segment. All statements other than statements of historical facts included in this Report including, without limitation, the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere herein, are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this Report, including without limitation and in conjunction with the forward-looking statements included in this Report. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

Recent Events

On October 18, 2004, the Partnership announced that it had advised the heating oil segment’s bank lenders that this segment would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, the Partnership notified such lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, the heating oil segment will be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of the Partnership not exceed 5.00 times its consolidated operating cash flow. Further, the Partnership advised the lenders that the heating oil segment may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by the heating oil segment’s covenants. The Partnership indicated that the source of the problem is a combination of (a) the inability to pass on the full impact of record heating oil prices to customers and (b) the effects of unusually high customer attrition principally related to the heating oil segment’s operational restructuring undertaken in the past 18 months. The Partnership also announced that it anticipated that because of the requirements of the Partnership’s current and potential bank lenders, it would not be permitted to make any distributions on its common units.

In addition, the Partnership announced that the heating oil segment’s bank lenders had agreed to permit the heating oil segment to request new working capital advances daily while the Partnership was in discussions with such lenders about modifying the terms and conditions of the heating oil segment’s credit agreement. In connection with that understanding, the bank lenders requested that the Partnership allow an independent financial advisor to review the heating oil segment’s operations and performance on their behalf.

On November 5, 2004, the Partnership announced that the heating oil segment had entered into a letter amendment and waiver under its credit agreement with Wachovia Bank, N.A. The amendment provided for the waiver, through December 17, 2004, of various terms under the credit agreement. As a result of the amendment, the heating oil segment was able to continue to borrow funds under the credit agreement to support its working capital requirements for the near term. The amendment provides for the waiver, through December 17, 2004, of various terms under the credit agreement. The amendment also amends for the waiver period the financial covenant regarding the Partnership’s consolidated funded debt to cash flow ratio and the financial covenant regarding the heating oil segment’s cash flow to interest expense ratio.

The Partnership also announced that its propane segment had entered into a commitment letter with JPMorgan Securities Inc. and JPMorgan Chase Bank. Under the commitment letter, as amended, JP Morgan Chase Bank committed, subject to certain conditions, to provide a $350 million ($260 million if the propane segment is sold, as discussed below) asset-based senior secured revolving credit facility referred to herein as the revolving credit facility and a $300 million senior secured bridge facility referred to herein as the bridge facility to refinance (the “refinancing transactions”) all of the heating oil segment and the propane segment’s working capital facilities (if the propane segment is not sold) and senior secured notes.

On December 17, 2004, the Partnership sold its propane segment to Inergy Propane LLC (“Inergy”) for a net purchase price of $481.3 million. The propane segment was the Partnership’s principal distributor of propane and related supplies and equipment to residential, industrial, agricultural and motor fuel customers. Closing and other settlement costs totaled approximately $14 million and approximately $311 million was used to repay the outstanding debt of the propane segment and the secured notes at the heating oil segment. $10 million of the proceeds were used to reimburse the heating oil segment for expenses paid by the heating oil segment on behalf of the Partnership. The remainder of the proceeds were contributed to the heating oil segment (Petro Holdings, Inc.) as a capital contribution. In accordance with the purchase agreement, the effective date of the disposition was November 30, 2004. The Partnership recognized a gain on the sale of the propane segment totaling approximately $155 million during the year ended September 30, 2005.

Results of Operations

Overview

In analyzing the Partnership’s financial results, the following matters should be considered.

The following is a discussion of the historical condition and results of operations of the Partnership and its subsidiaries, and should be read in conjunction with the historical Financial and Operating Data and Notes thereto included elsewhere in this Report on Form 8K. The Partnership completed the sale of its TG&E segment in March 2004 and propane segment in December 2004. The following discussion reflects the historical results for the TG&E segment and propane segment as discontinued operations.

The Partnership’s fiscal year ends on September 30. All references to quarters and years respectively in this document are to fiscal quarters and years unless otherwise noted. The seasonal nature of the Partnership’s business results in the sale of approximately 30% of its volume in the first quarter (October through December) and 45% of its volume in the second quarter (January through March) of each year, the peak heating season, because heating oil is primarily used for space heating in residential and commercial buildings. The Partnership generally realizes net income in both of these quarters and net losses during the quarters ending June and September. The Partnership typically has negative working capital at the end of each fiscal year due to seasonality. In addition, sales volume typically fluctuates from year to year in response to variations in weather, wholesale energy prices and other factors. Gross profit is not only affected by weather patterns but also by changes in customer mix. For example, sales to residential customers ordinarily generate higher margins than sales to other customer groups, such as commercial or agricultural customers. In addition, gross profit margins vary by geographic region. Accordingly, gross profit margins could vary significantly from year to year in a period of identical sales volumes.

As discussed below under the heading “ Cost of Product,” when heating oil wholesale costs increased, the heating oil segment’s retail sales prices did not increase as rapidly as the increase in heating oil prices, which resulted in lower per gallon margins. In general, the timing of cost pass-throughs can significantly affect margins.

As of September 30, 2004, the wholesale cost of home heating oil, as measured by the closing price of the New York Mercantile Exchange, had increased by 38% to $1.39 from $1.01 on June 30, 2004. This represents a 78% increase over the heating oil price per gallon of $0.78 on September 30, 2003. Per gallon heating oil prices subsequently increased to a high of $1.59 per gallon on October 22, 2004, before retreating to $1.23 per gallon as of December 10, 2004. The unprecedented rise in the wholesale price of heating oil has adversely impacted the heating oil segment’s margins and added to the heating oil segment’s difficulties in both attracting new and retaining existing customers. The heating oil segment believes its rate of customer loss has risen not only because of the greater than normal price competition resulting from the rise in oil prices but also because of operational problems in the heating oil segment and management’s decision to upgrade the credit quality of its customer base. Prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service and, as part of that effort, centralized the heating equipment service and oil dispatch functions and engaged a centralized call center to fulfill its telephone requirements. The implementation of this initiative is taking longer and incurring greater difficulties than the heating oil segment had anticipated, which adversely impacted the customer base. As a result of the above, for the fiscal year ended September 30, 2004, the heating oil segment experienced annual customer attrition of approximately 6.6% excluding the impact of acquisitions. For the fiscal year ended September 30, 2003, before the increase in the price of home heating oil and the full implementation of the business process improvement program, the rate of customer loss was approximately 1.3%.

While the Partnership believes that the heating oil segment has made progress in correcting the early inefficiencies associated with its customer service, and that it has improved its responsiveness to customer needs, the Partnership expects that attrition will continue into the 2004-2005 winter heating season and perhaps beyond. The Partnership notes that even to the extent that attrition can be halted, the current reduced customer base will adversely impact net income for the fiscal year ended September 30, 2005 and perhaps beyond.

Fiscal Year Ended September 30, 2004 (Fiscal 2004)

Compared to Fiscal Year Ended September 30, 2003 (Fiscal 2003)

Statements of Operations by Segment

	Fiscal 2003			Fiscal 2004
(in thousands)	Heating Oil	Partners & Others	Consol.	Heating Oil	Partners & Others	Consol.
Statements of Operations
Sales:
Product	$934,967	$—	$934,967	$921,443	$—	$921,443
Installations, service and appliances	168,001	—	168,001	183,648	—	183,648

Total sales	1,102,968	—	1,102,968	1,105,091	—	1,105,091
Cost and expenses:
Cost of product	598,397	—	598,397	594,153	—	594,153
Cost of installations, service and appliances	195,146	—	195,146	204,902	—	204,902
Delivery and branch expenses	217,244	—	217,244	232,985	—	232,985
Depreciation & amortization expenses	35,535	—	35,535	37,313	—	37,313
General and administrative expenses	22,356	17,407	39,763	16,535	3,402	19,937

Operating income (loss)	34,290	(17,407)	16,883	19,203	(3,402)	15,801
Net interest expense	22,760	6,770	29,530	28,038	8,644	36,682
Amortization of debt issuance costs	1,655	383	2,038	2,750	730	3,480
(Gain) on redemption of debt	(212)	—	(212)	—	—	—

Income (loss) from continuing operations before income taxes	10,087	(24,560)	(14,473)	(11,585)	(12,776)	(24,361)
Income tax expense	1,200	—	1,200	1,240	—	1,240

Income (loss) from continuing operations	8,887	(24,560)	(15,673)	(12,825)	(12,776)	(25,601)
Income from discontinued operations	—	19,786	19,786	—	20,276	20,276
Loss on sale of TG&E segment, net of taxes	—	—	—	—	(538)	(538)
Cumulative effect of change in accounting principle for discontinued operations - adoption of SFAS 142	—	(3,901)	(3,901)	—	—	—

Net income (loss)	$8,887	$(8,675)	$212	$(12,825)	$6,962	$(5,863)

Volume

For fiscal 2004, retail volume of home heating oil decreased 15.4 million gallons, or 2.7%, to 551.6 million gallons, as compared to 567 million gallons for fiscal 2003. An analysis is found below:

(in millions of gallons)	Heating Oil Segment
Volume – Fiscal 2003	567.0
Impact of warmer temperatures	(43.9)
Impact of acquisitions	36.1
Net customer attrition	(18.2)
Other	10.6

Change	(15.4)

Volume – Fiscal 2004	551.6

We believe that this 15.4 million gallon decline at the heating oil segment was due to the impact of warmer temperatures and net customer attrition partially offset by acquisitions and other volume changes. Net customer attrition is the difference between gross customer losses and customers added through internal marketing efforts. Customers added through acquisitions do not impact the calculation of net attrition. Temperatures in the heating oil segment’s geographic areas of operations were 7.7% warmer in fiscal 2004 than in fiscal 2003 and approximately 0.2% warmer than normal as reported by the National Oceanic Atmospheric Administration (“NOAA”).

At September 30, 2004, after adjusting for acquisitions, the heating oil segment estimated that it had approximately 6.6% fewer home heating oil customers than as of September 30, 2003. For the quarter ended September 30, 2004, the heating oil segment (excluding acquisitions) lost approximately 11,000 customers (net) as compared to the quarter ended September 30, 2003, in which the heating oil segment lost approximately 1,000 customers (net). We believe that net customer attrition is the result of various factors including but not limited to price, service and credit. The continued rise in the price of heating oil, especially during the fourth quarter of fiscal 2004, added to the heating oil segment’s difficulties in reducing customer attrition. The Partnership believes that the unprecedented rise in heating oil prices has increased the competitive pressures facing its heating oil segment. As wholesale prices have risen, many of the Partnership’s competitors have not raised their retail prices to fully offset the wholesale price rise. In an effort to minimize the loss of customers to price competition, the Partnership has also not increased its prices to fully offset for the rise in wholesale prices, resulting in reduced margins. Nevertheless, many of the Partnership’s competitors appear to have succeeded in inducing the Partnership’s customers to leave through various price-related strategies. The Partnership believes that going forward it may need to be even more sensitive to price competition, resulting in the possibility of further reductions in margins.

In addition, prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service and, as part of that effort, centralized its heating equipment service dispatch and engaged a centralized call center to respond to telephone inquiries. The implementation of that initiative has taken longer than the heating oil segment anticipated, impacting customer service. The Partnership believes that the heating oil segment’s rate of customer loss in fiscal 2004 was due to a combination of higher energy prices, operational and customer service problems together with the implementation of stricter customer credit requirements towards the end of fiscal 2004.

Product Sales

At the heating oil segment, product sales declined by $13.5 million, or 1.4%, to $921.4 million in fiscal 2004, as compared to $935.0 million in fiscal 2003. While warmer temperatures and customer losses at the heating oil segment led to a reduction in product sales, the decline was partially offset by an increase in product sales attributable to acquisitions and higher selling prices.

Sales, Installation, Service and Appliances

At the heating oil segment, installation, service and appliance sales increased $15.6 million, or 9.3%, to $183.6 million for fiscal 2004, as compared to $168.0 million for fiscal 2003 due to acquisitions and measures taken in the last several years to increase service revenues.

Cost of Product

In the heating oil segment, cost of product declined by $4.2 million, or 0.7%, to $594.2 million in fiscal 2004, as compared to $598.4 million in fiscal 2003, as the impact of net customer attrition and warmer temperatures exceeded wholesale cost increases and the additional product requirement for acquisitions.

While selling prices and wholesale prices increased on a per gallon basis, the increase in selling prices exceeded the increase in supply costs during the first nine months of fiscal 2004. At September 30, 2004, heating oil supply costs were approximately 38% higher than at June 30, 2004. During the three months ended September 30, 2004, we were not able to fully pass these increases on to our respective customers. As a result, per gallon margins for the three months ended September 30, 2004 declined by 2.3 cents per gallon at the heating oil segment, as compared to the three months ended September 30, 2003, which partially offset per gallon margin increases that the heating oil segment experienced earlier in the year. The per gallon margins realized in the heating oil segment for the three months ended September 30, 2004 were significantly less than expectations. For fiscal 2004, per gallon margin increases were realized in the base business compared to fiscal 2003 (excluding the impact of acquisitions) of 0.8 cents per gallon at the heating oil segment.

The Partnership continues to experience high wholesale supply costs and believes that it will not be able to pass all these increases on to its customers through retail sales prices. If wholesale supply costs remain volatile and at historically high levels, per gallon profit margins and results are likely to be adversely impacted.

Cost of Installations, Service and Appliances

At the heating oil segment, cost of installations, service and appliances increased $9.8 million, or 5.0%, to $204.9 million in fiscal 2004, as compared to $195.1 million in fiscal 2003. This change was primarily due to acquisitions and wage and other cost increases.

Delivery and Branch Expenses

At the heating oil segment, delivery and branch expenses increased $15.7 million, or 7.2%, to $233.0 million in fiscal 2004, as compared to $217.2 million in fiscal 2003. This increase in the heating oil segment of $15.7 million was due to a higher level of fixed and variable operating costs attributable to acquisitions, (primarily those completed in eastern Pennsylvania) of $10.1 million and approximately $6.3 million due to operating and wage increases. These increases in delivery and branch expenses were partially reduced by cost reductions relating to lower volume delivered due to warmer temperatures and net customer attrition experienced in fiscal 2004. Prior to the 2004 winter heating season, the heating oil segment attempted to develop a competitive advantage in customer service, and as part of that effort centralized its heating equipment service dispatch and engaged a centralized call center to respond to telephone inquiries. Start-up challenges associated with this initiative impacted the customer base and unanticipated training and support was required. The expected savings from this initiative were less than expected.

Depreciation and Amortization

For fiscal 2004, depreciation and amortization expenses increased approximately $1.8 million, or 5%, to $37.3 million, as compared to $35.5 million for fiscal 2003. This increase was primarily due to a larger depreciable base of assets, as a result of the impact of recent acquisitions and to increased depreciation resulting from the technology investment made by the heating oil segment in centralizing its customer service and dispatcher functions.

General and Administrative Expenses

For fiscal 2004, general and administrative expenses declined approximately $20 million, or 50%, to $19.9 million, as compared to $39.8 million for fiscal 2003. At the Partnership level, general and administrative expenses declined by $14.0 million from $17.4 million in fiscal 2003 to $3.4 million in fiscal 2004, due to a $10.4 million reduction in the expense for compensation earned for unit appreciation rights on the Partnership’s senior subordinated units, a $2.5 million reduction in restricted stock awards and a reduction of $1.4 million in bonus compensation expense. For fiscal 2004, Partnership level expenses totaled $3.4 million, which included $2.5 million in salary expense and bonus, $4.9 million in legal and administrative costs, partially offset by a credit of $4.0 million for unit appreciation rights. For fiscal 2003, Partnership expenses totaled $17.4 million, which included $3.4 million in salary and bonus expense, $9.0 million in unit appreciation rights and restricted stock awards expense and $5.0 million in legal and administrative costs. At the heating oil segment, general and administrative expenses declined by $5.8 million, or 26.0%, to $16.5 million in fiscal 2004 from $22.4 million in fiscal 2003. This decline was due to a reduction in certain expenses relating to the heating oil segment’s centralized customer service and dispatch project of $7.0 million. The reduction in general and administrative expenses at the heating oil segment was partially offset by $1.2 million in additional expenses due to severance paid and a higher level of legal and professional expenses.

Operating Income (Loss)

For fiscal 2004, operating income decreased approximately $1.1 million, or 6.5%, to $15.8 million, as compared to $16.9 million for fiscal 2003. At the Partnership level, the operating loss decreased by $14.0 million from a $17.4 million loss in fiscal 2003 to a $3.4 million loss in fiscal 2004 due to a $10.4 million reduction in the accrual for compensation earned for unit appreciation rights on Partnership’s senior subordinated units, lower restricted stock awards of $2.5 million and lower bonus compensation expense of $1.4 million. At the heating oil segment, operating income declined by $15.1 million, or 44.0%, to $19.2 million, as compared to $34.3 million for fiscal 2003. This decline was due to warmer temperatures of 7.7% in the heating oil segment’s geographic areas of operations in fiscal 2004 than in fiscal 2003, net customer attrition, operating and wage increases and higher depreciation and amortization expense, which were reduced in part by the operating income attributable to acquisitions, an increase in per gallon gross profit margins of the base business, lower expenses associated with the heating oil segment’s centralized customer service and dispatch project and increased service revenues.

Interest Expense

For fiscal 2004, interest expense increased $6.7 million, or 20%, to $40 million, as compared to $33.3 million for fiscal 2003. This increase was due to higher principal amount of long-term debt outstanding and an increase in the Partnership’s weighted average interest rate during fiscal 2004, as compared to fiscal 2003.

Amortization of Debt Issuance Costs

For fiscal 2004, amortization of debt issuance costs increased $1.4 million, or 66.7%, to $3.5 million, as compared to $2.1 million for fiscal 2003. This increase was largely due to the amortization of debt issuance costs for the Partnership’s $265.0 million senior notes offerings and for the amortization of bank fees incurred in connection with refinancing certain bank facilities.

Income Tax Expense

Income tax expense for fiscal 2004 was $1.2 million and represents certain state income taxes. The amount recorded in fiscal 2004 was unchanged from fiscal 2003.

Income (Loss) From Continuing Operations

For fiscal 2004, income (loss) from continuing operations decreased $9.9 million, to a loss of $25.6 million, as compared to a loss of $15.7 million for fiscal 2003. This decline was due to a $21.7 million decrease in income at the heating oil segment offset by $12.9 million in lower losses at the Partnership level. Income (loss) from continuing operations declined as the effects of warmer temperatures, other volume changes, including customer losses, operating and wage increases and an increase in interest expense were partially offset by the positive impacts of acquisitions, improved per gallon gross profit margins on the base business and lower compensation expenses at the Partnership level of $14.3 million in the form of unit appreciation rights, restricted stock awards and bonus expense.

Income From Discontinued Operations

For fiscal 2004, income from discontinued operations increased $0.5 million from $19.8 million in 2003 to $20.3 million in 2004. This income relates to the operating results of the TG&E segment that was sold on March 31, 2004 and the propane segment sold on December 17, 2004. Net income attributable to the TG&E segment decreased $0.3 million and net income attributable to the propane segment increased $0.8 million. The TG&E segment includes operations for six months of the fiscal year ended September 30, 2004 and the propane segment includes operations for the entire 2004 fiscal year. Propane segment sales increased approximately $70 million, operating income decreased approximately $1.5 million, and net income increased approximately $0.8 million. The increase in sales is attributable to higher selling prices due to the higher wholesale cost of propane and to a lesser extent an increased customer base resulting from acquisitions. The decrease in operating income is principally due to higher product costs as a result of the higher wholesale cost of propane.

Loss On Sale of TG&E Segment

For fiscal 2004, the Partnership recorded a $0.5 million loss on the sale of the TG&E segment. TG&E was sold in March 2004.

Cumulative Effect of Change in Accounting Principle

For fiscal 2003, the Partnership recorded a $3.9 million charge arising from the adoption of Statement No. 142 to reflect the impairment of its goodwill for TG&E.

Net Income (loss)

For fiscal 2004, net income (loss) decreased $6.1 million, to a loss of $5.9 million, as compared to $0.2 million in income for fiscal 2003. The change was due to a $9.9 million decrease in income from continuing operations, a $0.5 million increase in income from discontinued operations and the $0.5 million loss on the sale of TG&E. Net income was also impacted by the adoption of SFAS No. 142, which resulted in a charge of $3.9 million in fiscal 2003.

Earnings From Continuing Operations Before Interest, Taxes, Depreciation and Amortization (EBITDA)

For the fiscal year ended September 30, 2004, EBITDA increased $0.5 million, or 1.0%, to $53.1 million as compared to $52.6 million for fiscal 2003. This increase was due to $14.0 million additional EBITDA at the Partnership level largely due to the reduction in the accrual for compensation earned for unit appreciation rights, reduced by a decline in EBITDA at the heating oil segment of $13.5 million. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership’s ability to make the minimum quarterly distribution. EBITDA for the Partnership is calculated for the fiscal years ended September 30 as follows:

	Fiscal Year Ended September 30,
(in thousands)	2003	2004
Income (loss) from continuing operations	$(15,673)	$(25,601)
Plus:
Income tax expense	1,200	1,240
Amortization of debt issuance costs	2,038	3,480
Interest expense, net	29,530	36,682
Depreciation and amortization	35,535	37,313

EBITDA	52,630	53,114

Add/(subtract)
Gain on redemption of debt	(212)	—
Income tax expense	(1,200)	(1,240)
Interest expense, net	(29,530)	(36,682)
Unit compensation expense	2,606	86
Provision for losses on accounts receivable	6,601	7,646
Gain on sales of fixed assets, net	(52)	(281)
Change in operating assets and liabilities	(15,478)	(8,974)

Net cash used in operating activities	$15,365	$13,669

Fiscal Year Ended September 30, 2003 (Fiscal 2003)

Compared to Fiscal Year Ended September 30, 2002 (Fiscal 2002)

Statements of Operations by Segment

	Fiscal 2002			Fiscal 2003
(in thousands)	Heating Oil	Partners & Others	Consol.	Heating Oil	Partners & Others	Consol.
Statements of Operations
Sales:
Product	$637,619	$—	$637,619	$934,967	$—	$934,967
Installations, service and appliances	152,759	—	152,759	168,001	—	168,001

Total sales	790,378	—	790,378	1,102,968	—	1,102,968
Cost and expenses:
Cost of product	368,324	—	368,324	598,397	—	598,397
Cost of installations, service and appliances	178,171	—	178,171	195,146	—	195,146
Delivery and branch expenses	174,030	—	174,030	217,244	—	217,244
Depreciation & amortization expenses	40,437	7	40,444	35,535	—	35,535
General and administrative expenses	13,630	4,115	17,745	22,356	17,407	39,763

Operating income (loss)	15,786	(4,122)	11,664	34,290	(17,407)	16,883
Net interest expense (income)	24,087	(244)	23,843	22,760	6,770	29,530
Amortization of debt issuance costs	1,197	—	1,197	1,655	383	2,038
(Gain) on redemption of debt	—	—	—	(212)	—	(212)

Income (loss) from continuing operations before income taxes	(9,498)	(3,878)	(13,376)	10,087	(24,560)	(14,473)
Income tax expense (benefit)	(1,700)	—	(1,700)	1,200	—	1,200

Income (loss) from continuing operations	(7,798)	(3,878)	(11,676)	8,887	(24,560)	(15,673)
Income from discontinued operations	—	507	507	—	19,786	19,786
Cumulative effect of change in accounting principle for discontinued operations - adoption of SFAS 142	—	—	—	—	(3,901)	(3,901)

Net income (loss)	$(7,798)	$(3,371)	$(11,169)	$8,887	$(8,675)	$212

Volume

For fiscal 2003, retail volume of home heating oil increased 109.3 million gallons, or 23.9%, to 567.0 million gallons, as compared to 457.7 million gallons for fiscal 2002. An analysis is below:

(in millions of gallons)	Heating Oil Segment
Volume – Fiscal 2002	457.7
Impact of colder temperatures	125.1
Impact of acquisitions	12.1
Net customer attrition	(14.5)
Other	(13.4)

Change	109.3

Volume – Fiscal 2003	567.0

The Partnership believes that this 109.3 gallon increase at the heating oil segment was due to the impact of colder temperatures and acquisitions reduced by net customer attrition and other volume changes. Net customer attrition is the difference between gross customer losses and customers added through internal marketing efforts. Customers added through acquisitions do not impact the calculation of net attrition. Temperatures in the heating oil segment’s geographic areas of operations were 32.3% colder in fiscal 2003 than in fiscal 2002 and approximately 10.4% colder than normal as reported by NOAA.

Product Sales

At the heating oil segment, product sales increased by $297.3 million, or 46.6%, to $935.0 million in fiscal 2003, as compared to $637.6 million in fiscal 2002. This increase at the heating oil segment was primarily due to colder temperatures, additional sales from acquisitions and higher selling prices reduced in part by customer attrition. Selling prices at the heating oil segment were higher in fiscal 2003 than in fiscal 2002 in response to higher home heating oil supply costs.

Sales, Installation, Service and Appliances

At the heating oil segment, installation, service and appliance sales increased $15.2 million, or 10.0%, to $168.0 million, as compared to $152.8 million in fiscal 2002 due to acquisitions, colder temperatures and measures taken to increase service revenue.

Cost of Product

In the heating oil segment, cost of product increased by $230.1 million, or 62.5%, to $598.4 million, as compared to $368.3 million for fiscal 2002. This increase was primarily due to colder temperatures, additional sales from acquisitions and higher selling prices, which offset customer attrition. At the heating oil segment, the increase in selling prices exceeded the increase in wholesale supply costs. As a result, per gallon margins increased by 0.7 cents in the base business (excluding the impact of acquisitions).

Cost of Installations, Service and Appliances

At the heating oil segment, cost of installations, service and appliances increased $17.0 million, or 9.5%, to $195.1 million in fiscal 2003, as compared to $178.2 million in fiscal 2002. This change was primarily due to acquisitions and wage and other cost increases.

Delivery and Branch Expenses

For fiscal 2003, delivery and branch expenses increased $43.2 million, or 24.8%, to $217.2 million, as compared to $174 million for fiscal 2002. The period-to-period comparison was impacted by the purchase of weather insurance that allowed the Partnership to record approximately $6.4 million of net weather insurance recoveries in the fiscal 2002 period versus a $3.6 million expense in the fiscal 2003 period for weather insurance premiums paid. The remaining increase in delivery and branch expenses of $43.2 million, for fiscal 2003, was largely due to the additional operating cost associated with increased volumes delivered, higher marketing costs totaling $5.7 million, higher bad debt expense of $2.9 million and the impact of operating expense and wage increases.

Depreciation and Amortization Expenses

For fiscal 2003, depreciation and amortization expenses decreased $4.9 million, or 12.2%, to $35.5 million, as compared to $40.4 million for fiscal 2002. As of October 1, 2002, goodwill is no longer amortized in accordance to SFAS No. 142. Depreciation and amortization expense related to acquisitions and fixed asset additions acquired after September 30, 2002 resulted in increases which partially offset the decrease attributable to goodwill amortization.

General and Administrative Expenses

For fiscal 2003, general and administrative expenses increased $22.1 million, or 125%, to $39.8 million, as compared to $17.7 million for fiscal 2002. This increase was largely due to the inclusion of $7.4 million of incremental expense related to the business process redesign project in the heating oil segment, a $9.9 million increase in the accrual for compensation earned for unit appreciation rights and restricted stock awards previously granted and for other increases of $6.8 million, largely due to increased bonus compensation based upon results for fiscal 2003 ($1.9 million), and higher legal and professional expenses at the Partnership level ($2.4 million). The increase in legal and professional expenses at the Partnership level were largely attributable to achieving and maintaining compliance with SEC rules and regulations, acquisitions and financing related issues.

The heating oil segment undertook to consolidate certain heating oil operational activities in an attempt to create operating efficiencies and cost savings with service technicians being dispatched from two consolidated locations rather than 27 local offices and oil delivery being managed from 11 regional locations rather than 27 local offices. A transition to outsourcing in the area of customer relationship management was undertaken as both a customer satisfaction and a cost-reduction strategy. The Partnership believed outsourcing customer inquiries would improve performance and leverage technology to eliminate system redundancy available from third-party service organizations. In addition, an outsourcing partner has greater flexibility to manage extreme seasonal volume. The complexity of customer interactions combined with the Partnership’s goal for service excellence led to protracted training efforts. The heating oil segment began introducing call-based technology enhancements including capabilities for customer inquiries via automated interactive telephone response and the web.

The $7.4 million incremental expense in fiscal 2003 ($9.4 million of actual fiscal 2003 expense) related to this redesign project largely consisted of consulting fees, employee termination benefits and separation cost and travel related expenditures. In connection with this project, the Partnership reduced the size of its work force and recognized a liability of approximately $2.0 million related to certain employee termination benefits and separation costs.

Interest Expense

For fiscal 2003, interest expense increased $6.2 million, or 22.9%, to $33.3 million, as compared to $27.1 million for fiscal 2002. This increase was largely due to additional interest expense of $1.5 million for higher average outstanding working capital borrowings and due to additional interest related to the higher interest rate on the Partnership’s $200.0 million debt offering partially offset by interest expense related to the debt repaid with the offering.

Income Tax Expense

For fiscal 2003, income tax expense increased $2.9 million to $1.2 million, as compared to a tax benefit of $1.7 million for fiscal 2002. This increase was due to higher state income taxes based upon the higher pretax earnings achieved for fiscal 2003 and the absence in fiscal 2003 of the tax benefit from a federal tax loss carryback of $2.2 million recorded in fiscal 2002.

Loss from Continuing Operations

For fiscal 2003, net losses from continuing operations increased $4.0 million, to a loss of $15.7 million, as compared to losses of $11.7 million for fiscal 2002. The decrease was principally due to a $16.7 million increase in net income at the heating oil segment, offset by a $20.7 million increase in the net loss at the Partnership level. This increase at the heating oil segment was primarily due to the impact of colder weather on continuing operations and lower depreciation and amortization for continuing operations.

Income (Loss) from Discontinued Operations

For fiscal 2003, the income from discontinued operations increased $19.3 million from income of $0.5 million in fiscal 2002 to income of $19.8 million in fiscal 2003. TG&E was sold on March 31, 2004 and the propane segment was sold as of November 30, 2004. The results of operations for each of these segments are included as discontinued operations. The increase is attributable to increases in the net income of the TG&E segment totaling approximately $12.6 million due principally to the positive impact of colder average temperatures together with a reduction in bad debt and other collection costs in 2003 compared to 2002. In addition increases in net income at the propane segment of approximately $6.7 million contributed to the increase in income from discontinued operations in 2003. The increase in net income attributed to the propane segment is the result of increased sales of approximately $84 million and associated increased operating income totaling $5 million due principally to an increased customer base as a result of acquisitions, and to a lesser extent colder average temperatures in fiscal 2003 compared to fiscal 2002. The Partnership recorded a $3.9 million decrease in net income in fiscal 2003 arising from the adoption of SFAS No. 142 to reflect the impairment of its goodwill for its TG&E segment.

Net Income (Loss)

For fiscal 2003, net income increased $11.4 million, or 101.9%, to $0.2 million, as compared to a loss of $11.2 million in fiscal 2002. This increase was due almost entirely to the increase in net income from discontinued operations of $19.3 million partially offset by the $3.9 million decrease in net income at the discontinued TG&E segment from the adoption of SFAS No. 142, as well as increased costs at the Partnership level, particularly general and administrative costs ($13 million) and net interest expense ($7.0 million).

Recent Performance

The following is a discussion of certain important factors that have had a significant impact on the Partnership’s recent performance.

Volume

For the three months ended September 30, 2004, retail volume of home heating oil decreased 0.7 million gallons, or 1.0%, to 68.5 million gallons, as compared to 69.2 million gallons for the three months ended September 30, 2003. Retail volume sold in the heating segment declined by 1.5 million gallons, or 3.6%, to 44.1 million gallons for the three months ended September 30, 2004, as compared to 42.6 million gallons for the three months ended September 30, 2003. The Partnership believes that this decline was due to the impact of customer attrition throughout fiscal 2004. Based on the preliminary data available to it, the Partnership believes that for the period from October 1, 2004 to November 30, 2004, retail volume sold in the heating oil segment declined by 5.5 million gallons, or 7.3%, to 70.0 million gallons, as compared to 75.4 million gallons in the prior year’s comparable period. This was primarily due to the carryover impact of the 6.6% customer attrition from fiscal 2004.

For the three months ended September 30, 2004, the heating oil segment lost 11,000 accounts (net) or approximately 2.2% of its customer base, as compared to the three months ended September 30, 2003 in which the heating oil segment lost 1,000 accounts (net) or approximately 0.2% of its customer base. The Partnership believes that net customer losses are a result of various factors including but not limited to price, service and credit. The continuous rise in the price of heating oil especially during the fourth quarter of fiscal 2004 added to the heating oil segment’s difficulties in reducing customer attrition. As of September 30, 2004, the cost of home heating oil, as measured by the closing price of the New York Mercantile Exchange, had increased by 38% to $1.39 from $1.01 on June 30, 2004. The heating oil segment cannot estimate the net customer attrition rate for fiscal 2005. However, even if the net customer attrition rate is reduced, the lower customer base resulting from the fiscal 2004 customer attrition will continue to adversely affect the Partnership during fiscal 2005 and perhaps beyond.

Cost of Product

As of September 30, 2004, the wholesale cost of home heating oil, as measured by the closing price of the New York Mercantile Exchange, had increased by 38% to $1.39 from $1.01 on June 30, 2004. Per gallon heating oil prices subsequently increased to a high of $1.59 per gallon on October 22, 2004, before retreating to $1.23 per gallon as of December 10, 2004.

During the three months ended September 30, 2004, the heating oil segment was not able to fully pass these increases on to their respective customers resulting in a decline in per gallon margins (in the base business, excluding the impact of acquisitions) for the three months ended September 30, 2004 as compared to the three months ended September 30, 2003 of approximately 2.3 cents. The per gallon margin realized was significantly less than expectations.

The heating oil segment continues to experience high wholesale supply costs and believes that it will not be able to pass all these increases on to its customers through retail sales prices. If wholesale supply costs remain at volatile and historically high levels, per gallon profit margins and results are likely to be adversely impacted.

The continuous rise and the volatility in the price of heating oil have adversely impacted the heating oil segment’s per gallon gross profit margins.

Liquidity and Capital Resources

The ability of the Partnership to satisfy its obligations will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions, the ability to pass on the full impact of record heating oil prices to customers, the effects of higher customer attrition and other factors, most of which are beyond its control. Future capital requirements of the Partnership are expected to be provided by cash flows from operating activities and cash on hand at September 30, 2004. To the extent future capital requirements exceed cash flows from operating activities, the Partnership anticipates that:

a)	working capital will be financed by the Partnership’s new revolving credit facility as discussed below and repaid from subsequent seasonal reductions in inventory and accounts receivable; and

b)	maintenance and growth capital expenditures, mainly for customer tanks, will be financed in fiscal 2005 by the use of the new revolving credit facility.

See “ Financing and Sources of Liquidity Following Refinancing Transactions” below.

Operating Activities

The net cash provided by operating activities of $13.7 million for fiscal 2004 consisted of losses from continuing operations of $25.6 million, non-cash charges of $48.2 million and $8.9 million cash utilized as a result of an increase in operating assets and liabilities. In fiscal 2003, the net cash provided by operating activities totaled $15.4 million. In fiscal 2003, sales increased by $312.5 million, or 39.5%, to $1.1 billion, which resulted in an increase in accounts receivable of $20.7 million or 6.6% of the increase in sales. In contrast to the change from fiscal 2002 to 2003, sales for fiscal 2004 increased $2 million compared to 2003 and resulted in an increase in accounts receivable of $6.2 million.

Investing Activities

During fiscal 2004, the Partnership completed three acquisitions, investing $3.5 million, and spent $4.0 million for capital expenditures. Investing activities also includes $12.5 million received from the sale of TG&E and $1.5 million from the sale of excess fixed assets. As a result, cash flows provided by investing activities were $6.4 million.

During fiscal 2003, the Partnership completed three acquisitions, investing $35.9 million. This expenditure for acquisitions is included in the cash used in investing activities of $48.4 million along with the $12.9 million invested for capital expenditures. Capital expenditures is comprised of $1.5 million of capital additions needed to sustain operations at current levels and $11.4 million for capital expenditures incurred in connection with the heating oil segment’s business process redesign program and other capital expenditures to support growth of operations. Investing activities also includes proceeds from the sale of fixed assets of $0.3 million.

Financing Activities

Cash flows used in financing activities were $19.9 million for fiscal 2004. During this period, $105.5 million of cash was provided from the issuance of $70.5 million in the Partnerships 10 1/4% senior notes due 2013 (“MLP Notes”) and the issuance of $35.0 million in common units. The Partnership also drew down $131 million from its working capital and acquisition facilities. Also during this period $256.4 million of cash was used to pay unit distributions of $79.9 million, $44.5 million went to repay the acquisition facility and other long-term debt, $126 million was used to repay working capital borrowings, and $6.0 million in deferred charges were paid, primarily $5.8 million relating to the renewal, in December 2003, of the heating oil segment’s bank credit facilities and debt related financing costs.

As a result of the above activity and $0.2 million of cash provided by discontinued operations, cash increased by $0.4 million to $4.7 million as of September 30, 2004.

Financing and Sources of Liquidity Following Refinancing Transactions

The following discussion gives effect to the sale of the Partnership’s propane segment and the refinancing of the Partnership’s indebtedness as of December 17, 2004

The heating oil segment executed a new $260 million revolving credit facility agreement with a group of lenders led by JP Morgan Chase Bank, as administrative agent on December 17, 2004. The proceeds of the revolving credit facility and/or the sale of the propane segment were used to refinance the heating oil segment’s existing working capital facilities, to refinance all of the outstanding institutional indebtedness of the heating oil segment, including any premiums that are payable thereunder and to pay various transaction expenses.

The revolving credit facility provides the heating oil segment with the ability to borrow up to $260 million for working capital purposes (subject to certain borrowing base limitations), including the issuance of up to $75 million in letters of credit. Obligations under the revolving credit facility are secured by liens on substantially all of the assets of the heating oil segment including accounts receivable, inventory, general intangibles, real property, fixtures and equipment. Obligations under the revolving credit facility are guaranteed by the heating oil segment subsidiaries and by the Partnership.

Under the terms of the revolving credit facility, the heating oil segment must maintain at all times either availability (borrowing base less amounts borrowed and letters of credit issued) of $25.0 million or a fixed charge coverage ratio (as defined) of not less than 1.1 to 1.0.

In the short-term, availability under the Partnership’s revolving credit facility could be significantly impacted by the heating oil segment’s hedging strategy. The heating oil segment enters into various hedging arrangements to manage the majority of its exposure to market risk related to changes in the current and future market price of home heating oil purchased for resale to its protected price customers. Certain of these instruments are marked to market on a daily basis and the Partnership is required to maintain a cash margin account, which is also adjusted daily. For example, a 10-cent per gallon decline in the market value of these hedged instruments would create an additional cash margin requirement of approximately $5.0 million assuming 50 million gallons, which approximates the maximum volume hedged under the program for fiscal 2005. Availability in the short-term is reduced, as the Partnership funds the margin call. This availability short-fall should be temporary, as the heating oil segment should be able to purchase product at a later date for 10 cents a gallon less than the anticipated strike price when the agreement with the price protected customer was entered into. In addition, a spike in wholesale heating oil prices could also reduce availability, as the Partnership must finance a portion of its inventory and accounts receivable with internally generated cash as the net advance for eligible accounts receivable and inventory under the Revolving Credit Facility is approximately 80%.

Prior to October 18, 2004, the heating oil segment generally was able to obtain trade credit from home heating oil suppliers of two to three business days. Since October 18, 2004, the heating oil segment must now prepay for its heating oil supply by at least two days. The loss of trade credit has reduced availability. Availability is also impacted by outstanding letters of credit.

For the majority of the fiscal year, the amount of cash received from customers with a budget payment plan is greater than actual billings. This amount, which is due to a customer, is reflected on the balance sheet under the caption “customer credit balances.” Generally, customer credit balances are at their low point after the end of the heating season and peak prior to the beginning of the heating season. At September 30, 2004, before the most recent heating season, customer credit balances were $53.9 million. During the non-heating season, cash is provided from customer credit balances and funds operating activities. If net receipts from budget customers are reduced, availability in the non-heating season will be reduced as the heating oil segment would have to borrow under the revolving credit facility to fund operations.

Pursuant to the terms of the indenture relating to the Partnership’s MLP Notes, the Partnership will be obligated, within 360 days of the sale, to apply the net proceeds of the sale of the propane segment either to reduce indebtedness of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership’s or any subsidiary’s business. To the extent any net proceeds that are not so applied exceed $10 million (“excess proceeds”), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. The Partnership cannot determine the amount of excess proceeds that will result from the sale of the propane segment. Accordingly, the Partnership cannot predict the size of any offer to purchase MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase when made.

Following consummation of the refinancing transactions, the Partnership’s primary source of liquidity will be internally generated cash, the remaining proceeds from the sale of the propane segment (subject to the repayment of the Partnership’s MLP Notes, if any) and the revolving credit facility. At September 30, 2004, the Partnership would have had $152.2 million of cash and cash equivalents available to fund its operations on a pro forma basis after giving effect to the refinancing transactions, sale of the propane segment and before the application of excess proceeds to purchase MLP Notes. Total bank borrowing would be reduced from $8.0 million to zero.

After giving effect to the refinancing transactions and sale of the propane segment, and before the application of excess proceeds to purchase MLP Notes, the Partnership’s total long-term debt would have been approximately $269.8 million as of September 30, 2004 compared to $528.1 million on an actual basis.

At March 31, 2005 excess proceeds totalled approximately $93.2 million. The Partnership expects it may utilize all or a portion of the remaining excess proceeds to invest in working capital assets.

The following summarizes the long-term debt maturities that the Partnership would have had as of September 30, 2004, on a pro forma basis, after giving effect to the refinancing transactions and sale of the propane segment:

(in millions)	Refinancing Transactions and Sale of Propane Segment
2005	$1.3
2006	$94.0	*
2007	$—
2008	$—
2009	$—
Thereafter	$174.5

*	Includes $93.2 million in excess proceeds (as defined) from the sale of the propane segment.

The Partnership expects that its significant liquidity requirements after the refinancing transaction will consist of payments on MLP Notes, working capital requirements and capital expenditures.

The revolving credit facility and the MLP Notes impose certain restrictions on the Partnership, including restrictions on its ability to incur additional indebtedness, to pay distributions, make investments, grant liens, sell its assets and engage in certain other activities. The revolving credit facility also requires the Partnership to maintain certain financial ratios, and contains borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events. The occurrence of an event of default or an acceleration under the revolving credit facility would result in its inability to obtain further borrowings under that facility, which could adversely affect its liquidity. An acceleration under the revolving credit facility would result in a default under the MLP Notes and, as applicable, the Partnership’s other funded debt.

Based on the Partnership’s current level of operations, the Partnership believes that its existing financial resources together with its current and anticipated cash from operations, the revolving credit facility and the proceeds of the sale of the propane segment should be adequate for the foreseeable future to make required payments of principal and interest on its debt and fund its working capital and capital expenditure requirements. The Partnership cannot assure you, however, that its business will generate sufficient cash flow from operations or that future borrowings will be available under its revolving credit facility in an amount sufficient to enable the Partnership to service its debt, including the MLP Notes, and to fund its other liquidity needs.

To the extent the Partnership makes acquisitions, or otherwise expands its operations in the future, it may require new sources of funding, including additional debt which could further increase its leverage. The Partnership cannot assure you that it will be able to raise any necessary funds in addition to those currently available to the Partnership through bank financing or the issuance of equity or debt securities on terms acceptable to the Partnership, if at all.

The revolving credit facility imposes certain restrictions on the Partnership’s ability to pay distributions to unitholders. On October 18, 2004, the Partnership announced that it would not pay a distribution on the common units. The Partnership had previously announced the suspension of distributions on the senior subordinated units on July 29, 2004. It is unlikely that regular distributions on the common units or senior subordinated units will be resumed in the foreseeable future. While the Partnership hopes to position itself to pay some regular distribution on its common units in future years, of which there can be no assurance, it is considerably less likely that regular distributions will ever resume on the senior subordinated units because of their subordination terms.

Historical Financing and Sources of Liquidity

At September 30, 2004, the Partnership’s heating oil segment had a bank credit facility consisting of three facilities totaling $235.0 million having a maturity date of June 30, 2006. These facilities consisted of a $150.0 million revolving credit facility, the proceeds of which are to be used for working capital purposes, a $35.0 million revolving credit facility, the proceeds of which were to be used for the issuance of standby letters of credit in connection with surety, worker’s compensation and other financial guarantees, and a $50.0 million revolving credit facility, the proceeds of which were to be used to finance or refinance certain acquisitions and capital expenditures, for the issuance of letters of credit in connection with acquisitions and, to the extent that there is insufficient availability under the working capital facility. At September 30, 2004, $8.0 million of working capital borrowings and $34.5 million of the insurance letters of credit were outstanding.

The Partnership’s bank credit facilities and debt agreements contain several financial tests and covenants restricting the various segments and Partnership’s ability to pay distributions, incur debt and engage in certain other business transactions. In general these tests are based upon achieving certain debt to cash flow ratios and cash flow to interest expense ratios. In addition, the heating oil segment’s working capital facility requires the heating oil segment to maintain a zero balance for at least 45 consecutive days. Failure to comply with the various restrictive and affirmative covenants of the Partnership’s various bank and note facility agreements could negatively impact the Partnership’s ability to incur additional debt and/or pay distributions and could cause certain debt to become currently payable.

As of September 30, 2004, the Partnership was in compliance with all debt covenants, except for the required ratio of Consolidated Cash Flow to Consolidated Interest Expense (as defined in its credit agreement) in the heating oil segment’s bank facility. The heating oil segment obtained a waiver of this covenant on November 5, 2004 through December 17, 2004. On October 13, 2004, the heating oil segment advised its bank lenders that it would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, the heating oil segment notified its lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, the heating oil segment will be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of the Partnership not exceed 5.00 times its consolidated operating cash flow. Further, the heating oil segment advised the lenders that the heating oil segment may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by the heating oil segment’s covenants.

On November 5, 2004, the heating oil segment entered into a letter amendment and waiver under its heating oil segment credit agreement. As a result of the amendment, the heating oil segment expects to be able to continue to borrow funds under the credit agreement to support its working capital requirements for the near term. The amendment provides for the waiver, through December 17, 2004, of various terms under the credit agreement. The amendment also amends for the waiver period the financial covenant regarding the Partnership’s consolidated funded debt to cash flow ratio and the financial covenant regarding the heating oil segment cash flow to interest expense ratio. The Partnership is relying upon the closing of the revolving credit facility to provide funds to repay the amounts outstanding under the heating oil segment’s current bank facilities and to provide an ongoing source of working capital.

On January 22, 2004, the Partnership and Star Gas Finance Company jointly issued $35.0 million face value senior notes due on February 15, 2013. These notes accrue interest at an annual rate of 10.25% and require semi-annual interest payments on February 15 and August 15 of each year, commencing on February 15, 2004. These notes are redeemable at the option of the Partnership, in whole or in part, from time to time by payment of a premium as defined. These notes were priced at 110.5% for total gross proceeds of $38.7 million. The Partnership also incurred $0.5 million of fees and expenses in connection with the issuance of these notes, resulting in net proceeds of $38.2 million. The net proceeds from the offering were largely used to repay indebtedness.

In February 2004, the Partnership received net proceeds after expenses of $35.0 million from a publicly underwritten equity offering for the sale of 1,495,000 common units. The proceeds from this underwriting were largely used to repay indebtedness.

On July 8, 2004, the Partnership and Star Gas Finance Company jointly issued $30.0 million face value senior notes due on February 15, 2013. These notes accrue interest at an annual rate of 10.25% and require semi-annual interest payments on February 15 and August 15 of each year, commencing on August 15, 2004. These notes are redeemable at the option of the Partnership, in whole or in part, from time to time by payment of a premium as defined. These notes were priced at 106.3% for total gross proceeds of $31.9 million. The Partnership also incurred $0.7 million of fees and expenses in connection with the issuance of these notes, resulting in net proceeds of $31.2 million. The net proceeds from the offering were largely used to repay indebtedness.

The Partnership has $528.1 million of debt outstanding as of September 30, 2004 (amount does not include working capital borrowings of $8.0 million), with significant maturities occurring over the next five years. The following summarizes the Partnership’s long-term debt maturities during fiscal years ending September 30, exclusive of amounts that have been repaid through September 30, 2004:

	(in millions)
2005	$24.4	(a)
2006	$81.4
2007	$38.7
2008	$17.6
2009	$17.5
Thereafter	$348.5

(a)	On November 18, 2004, the Partnership gave notice to holders of the heating oil segment’s secured notes of its optional election to prepay such secured notes and gave notice of its optional election to prepay its propane segment’s secured notes. As a result, the amount due in fiscal 2005 increases by $233.2 million to $257.6 million.

The Partnership’s heating oil segment’s bank facilities allow for the refinancing of up to $20.0 million of existing senior debt. The refinancing capabilities are subject to capacity and other restrictions. The Partnership is dependent upon the closing of the bridge facility and/or the sale of the propane segment to fund the repayment of this indebtedness.

In general, the Partnership distributes to its partners on a quarterly basis, all of its Available Cash in the manner described in Note 5 (Quarterly Distribution of Available Cash) of the consolidated financial statements. Available Cash is defined for any of the Partnership’s fiscal quarters, as all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to (i) provide for the proper conduct of the business; (ii) comply with applicable law, any of its debt instruments or other agreements; or (iii) provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters, in some circumstances. The revolving credit facility imposes certain restrictions on the Partnership’s ability to pay distributions to unitholders. On October 18, 2004, the Partnership announced that it would not pay a distribution on the common units. The Partnership had previously announced the suspension of distributions on the senior subordinated units on July 29, 2004. It is unlikely that regular distributions on the common units or senior subordinated units will be resumed in the foreseeable future. While the Partnership hopes to position itself to pay some regular distribution on its common units in future years, of which there can be no assurance, it is considerably less likely that regular distributions will ever resume on the senior subordinated units because of their subordination items.

In the short-term, availability under the Partnership’s revolving credit facility could be significantly impacted by the heating oil segment’s hedging strategy. The heating oil segment enters into various hedging arrangements to manage the majority of its exposure to market risk related to changes in the current and future market price of home heating oil purchased for resale to its protected price customers. Certain of these instruments are marked to market on a daily basis and the Partnership is required to maintain a cash margin account, which is also adjusted daily. For example, a 10-cent per gallon decline in the market value of these hedged instruments would create an additional cash margin requirement of approximately $5.0 million assuming 50 million gallons, which approximates the maximum volume hedged under the program for fiscal 2005. Availability in the short-term is reduced, as the Partnership funds the margin call. This availability short-fall should be temporary, as the heating oil segment should be able to purchase product at a later date for 10 cents a gallon less than the anticipated strike price when the agreement with the price protected customer was entered into. In addition, a spike in wholesale heating oil prices could also reduce availability, as the Partnership must finance a portion of its inventory and accounts receivable with internally generated cash as the net advance for eligible accounts receivable and inventory under the Revolving Credit Facility is approximately 80%.

Prior to October 18, 2004, the heating oil segment generally was able to obtain trade credit from home heating oil suppliers of two to three business days. Since October 18, 2004, the heating oil segment must now prepay for its heating oil supply by at least two days. The loss of trade credit has reduced availability. Availability is also impacted by outstanding letters of credit.

For the majority of the fiscal year, the amount of cash received from customers with a budget payment plan is greater than actual billings. This amount, which is due to a customer, is reflected on the balance sheet under the caption “customer credit balances.” Generally, customer credit balances are at their low point after the end of the heating season and peak prior to the beginning of the heating season. At September 30, 2004, before the most recent heating season, customer credit balances were $53.9 million. During the non-heating season, cash is provided from customer credit balances and funds operating activities. If net receipts from budget customers are reduced, availability in the non-heating season will be reduced as the heating oil segment would have to borrow under the revolving credit facility to fund operations.

The Partnership believes that the purchase of weather insurance could be an important element in the Partnership’s ability to maintain the stability of its cash flows. The Partnership purchased weather insurance that could have provided up to $20.0 million of coverage for the impact of warm weather on the heating oil segment’s operating results for the 2002 – 2003 and 2003 – 2004 heating seasons. No amounts were received under the policies during fiscal 2003 and fiscal 2004 due to colder than normal temperatures. In addition, the Partnership purchased a base of $12.5 million of weather insurance coverage for each year from fiscal 2005 – fiscal 2007 and purchased an additional $7.5 million of weather insurance coverage for fiscal 2005. The amount of insurance proceeds that could be realized under these policies is calculated by multiplying a fixed dollar amount by the degree day deviation from an agreed upon cumulative degree day strike price.

Contractual Obligations and Off-Balance Sheet Arrangements

It is not the Partnership’s business practice to enter into off-balance sheet arrangements with third parties. See Note 14 to the Partnership’s consolidated financial statements for a description of the Partnership’s off-balance sheet arrangements.

Long-term contractual obligations, except for our long-term debt obligations, are not recorded in our consolidated balance sheet. Non-cancelable purchase obligations are obligations the Partnership incurs during the normal course of business, based on projected needs.

The table below summarizes the payment schedule of contractual obligations at September 30, 2004 (in thousands):

	Payments Due by Year
	Total	Less Than 1 Year			1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations (a)	$503,668	$	(d	)	$120,094	$35,100	$348,474
Operating lease obligations (b)	43,377		9,228		12,995	8,410	12,774
Purchase obligations (c)	18,604		9,543		7,053	2,008	—

	$565,649		$18,771		$140,142	$45,518	$361,248

(a)	Excludes current maturities of long-term debt of $24.4 million, which are classified within current liabilities. On November 18, 2004, the Partnership gave notice to holders of the heating oil segment’s secured notes of its option election to prepay such secured notes and gave notice of its option election to prepay its propane segment’s secured notes. As a result, the amount due in fiscal 2005 increases by $233.2 million to $257.6 million.

(b)	The Partnership has entered into various operating leases for office space, trucks, vans and other equipment from third parties with lease terms running from one day to 16 years.

(c)	Reflects non-cancelable commitments as of September 30, 2004.

(d)	Does not include $93.2 million in excess proceeds (as defined) from the sale of the propane segment.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to establish accounting policies and make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the Consolidated Financial Statements. Star Gas evaluates its policies and estimates on an on-going basis. The Partnership’s Consolidated Financial Statements may differ based upon different estimates and assumptions. The Partnership’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors.

The Partnership’s significant accounting policies are discussed in Note 3 to the consolidated financial statements. The Partnership believes the following are its critical accounting policies:

Goodwill and Other Intangible Assets

The Partnership calculates amortization using the straight-line method over periods ranging from 7 to 15 years for intangible assets with definite useful lives. The Partnership uses amortization methods and determines asset values based on its best estimates using reasonable and supportable assumptions and projections. The Partnership assesses the useful lives of intangible assets based on the estimated period over which the Partnership will receive benefit from such intangible assets such as historical evidence regarding customer churn rate. In some cases, the estimated useful lives are based on contractual terms. At September 30, 2004, the Partnership had $104 million of net intangible assets subject to amortization. If circumstances required a change in estimated useful lives of the assets, it could have a material effect on results of operations. For example, if lives were shortened by one year, the Partnership estimates that amortization for these assets for fiscal 2004 would have increased by approximately $2.5 million.

SFAS No. 142 requires the Partnership’s goodwill to be assessed at least annually for impairment. These assessments involve management’s estimates of future cash flows, market trends and other factors to determine the fair value of the reporting unit, which includes the goodwill to be assessed. If the carrying amount of goodwill exceeds its implied fair value and is determined to be impaired, an impairment charge is recorded. At September 30, 2004, the Partnership had $233.5 million of goodwill. Intangible assets with finite lives must be assessed for impairment whenever changes in circumstances indicate that the assets may be impaired. Similar to goodwill, the assessment for impairment requires estimates of future cash flows related to the intangible asset. To the extent the carrying value of the assets exceeds it future cash flows, an impairment loss is recorded based on the fair value of the asset. The Partnership tests the carrying amount of goodwill annually during the fourth quarter of its fiscal year. The Partnership has determined that there is no impairment of goodwill at either the heating oil segment or propane segment as of September 30, 2003 and 2004.

Depreciation of Property, Plant and Equipment

Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from 1 to 30 years. Net property, plant and equipment was $63.7 million for the Partnership at September 30, 2004. If circumstances required a change in estimated useful lives of the assets, it could have a material effect on results of operations. For example, if lives were shortened by one year, the Partnership estimates that depreciation for fiscal 2004 would have increased by approximately $4.0 million.

Assumptions Used in the Measurement of the Partnership’s Defined Benefit Obligations

SFAS No. 87, “Employers’ Accounting for Pensions” as amended by SFAS No. 132 “Employers Disclosure about Pensions and Other Postretirement Benefits” requires the Partnership to make assumptions as to the expected long-term rate of return that could be achieved on defined benefit plan assets and discount rates to determine the present value of the plans’ pension obligations. The Partnership evaluates these critical assumptions at least annually.

The discount rate enables the Partnership to state expected future cash flows at a present value on the measurement date. The rate is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension expense. A 25 basis point decrease in the discount rated used for fiscal 2004 would have increased pension expense by approximately $0.1 million and would have increased the minimum pension liability by another $1.8 million. The Partnership assumed a discount rate of 6.00% as of September 30, 2004.

The Partnership considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets to determine its expected long-term rate of return on pension plan assets. The expected long-term rate of return on assets is developed with input from the Partnership’s qualified actuaries. The long-term rate of return assumption used for determining net periodic pension expense for fiscals 2003 and 2004 was 8.5% and 8.25% respectively. As of September 30, 2003, this assumption was reduced to 8.25% for determining net periodic pension expense. A further 25 basis point decrease in the expected return on assets would have increased pension expense in fiscal 2004 by approximately $0.1 million.

Over the life of the plans, both gains and losses have been recognized by the plans in the calculation of annual pension expense. As of September 30, 2004, $15.4 million of unrecognized losses remain to be recognized by the plans. These losses may result in increases in future pension expense as they are recognized.

Allowance for Doubtful Accounts

The Partnership periodically reviews past due customer accounts receivable balances. After giving consideration to economic conditions, overdue status and other factors, the Partnership establishes an allowance for doubtful accounts at each of its segments, which it deems sufficient to cover future potential losses. As a result, actual losses could differ from management’s estimates; however, based on historical experience, the Partnership does not expect its estimate of uncollectible accounts to vary significantly from actual losses.

Insurance Reserves

The Partnership’s heating oil segment has in the past and is currently self-insuring a portion of workers’ compensation, auto and general liability claims. In February 2003, the propane segment also began self-insuring a portion of its workers’ compensation claims. The Partnership establishes reserves based upon expectations as to what its ultimate liability may be for these claims using developmental factors based upon historical claim experience. The Partnership continually evaluates the potential for changes in loss estimates with the support of qualified actuaries. As of September 30, 2004, the heating oil segment had approximately $30.1 million of insurance reserves. The ultimate settlement of these claims could differ materially from the assumptions used to calculate the reserves, which could have a material adverse effect on results of operations.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

Page
Part II	Financial Information:

Item 8 - Financial Statements

	Report of Independent Registered Public Accounting Firm	F-2

	Consolidated Balance Sheets as of September 30, 2003 and 2004	F-3

	Consolidated Statements of Operations for the years ended September 30, 2002, 2003 and 2004	F-4

	Consolidated Statements of Comprehensive Income (Loss) for the years ended September 30, 2002, 2003 and 2004	F-5

	Consolidated Statements of Partners’ Capital for the years ended September 30, 2002, 2003 and 2004	F-6

	Consolidated Statements of Cash Flows for the years ended September 30, 2002, 2003 and 2004	F-7

	Notes to Consolidated Financial Statements	F-8 - F-35

Schedule for the years ended September 30, 2002, 2003 and 2004

	II. Valuation and Qualifying Accounts	F-36

All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes therein.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of Star Gas Partners, L.P.:

We have audited the consolidated financial statements of Star Gas Partners, L.P. and Subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2003 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Partnership’s home heating oil segment advised its bank lenders that the heating oil segment would not be able to make the required representations included in the borrowing certificate under its working capital line of credit and that it is unlikely that it would be able to meet certain conditions for drawing under this line of credit for the quarter ending December 31, 2004 and for the foreseeable future thereafter. The heating oil segment entered into a letter amendment and waiver under its credit agreement whereby it enables borrowings under its working capital line of credit through December 17, 2004. After that date, no further borrowings will be available under this working capital line of credit. These factors raise substantial doubt about the Partnership’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 3 and 9 to the consolidated financial statements, Star Gas Partners, L.P. adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of October 1, 2002.

KPMG LLP

Stamford, Connecticut

December 10, 2004, except for the first paragraph of note 4 and note 21, which are as of April 18, 2005

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Years Ended September 30,
(in thousands)	2003	2004
ASSETS
Current assets
Cash and cash equivalents	$4,256	$4,692
Receivables, net of allowance of $6,346 and $5,622, respectively	84,814	84,005
Inventories	24,146	34,213
Prepaid expenses and other current assets	47,734	60,973
Net current assets of discontinued operations	50,159	50,288

Total current assets	211,109	234,171

Property and equipment, net	75,715	63,701
Long-term portion of accounts receivables	6,108	5,458
Goodwill	232,602	233,522
Intangibles, net	123,415	103,925
Deferred charges and other assets, net	11,676	13,885
Net long-term assets of discontinued operations	314,985	306,314

Total Assets	$975,610	$960,976

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$19,428	$25,010
Working capital facility borrowings	12,000	8,000
Current maturities of long-term debt	12,597	24,418
Accrued expenses	73,134	65,491
Unearned service contract revenue	31,023	35,361
Customer credit balances	49,258	53,927
Net current liabilities of discontinued operations	62,521	50,676

Total current liabilities	259,961	262,883

Long-term debt	499,341	503,668
Other long-term liabilities	26,532	24,654
Partners’ capital (deficit)
Common unitholders	210,636	167,367
Subordinated unitholders	(57)	(6,768)
General partner	(3,082)	(3,702)
Accumulated other comprehensive income (loss)	(17,721)	12,874

Total Partners’ capital	189,776	169,771

Total Liabilities and Partners’ Capital	$975,610	$960,976

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
(in thousands, except per unit data)	2002	2003	2004
Sales:
Product	$637,619	$934,967	$921,443
Installations, service and appliances	152,759	168,001	183,648

Total sales	790,378	1,102,968	1,105,091
Cost and expenses:
Cost of product	368,324	598,397	594,153
Cost of installations, service and appliances	178,171	195,146	204,902
Delivery and branch expenses	174,030	217,244	232,985
Depreciation and amortization expenses	40,444	35,535	37,313
General and administrative expenses	17,745	39,763	19,937

Operating income	11,664	16,883	15,801
Interest expense	(27,126)	(33,306)	(40,072)
Interest income	3,283	3,776	3,390
Amortization of debt issuance costs	(1,197)	(2,038)	(3,480)
Loss on redemption of debt	—	212	—

Income (loss) from continuing operations before income taxes	(13,376)	(14,473)	(24,361)
Income tax expense (benefit)	(1,700)	1,200	1,240

Income (loss) from continuing operations	(11,676)	(15,673)	(25,601)
Income from discontinued operations	507	19,786	20,276
Loss on sale of TG&E segment, net of income taxes	—	—	(538)
Cumulative effect of changes in accounting principle for discontinued operations - Adoption of SFAS No. 142	—	(3,901)	—

Net income (loss)	$(11,169)	$212	$(5,863)

General Partner’s interest in net income (loss)	$(116)	$2	$(57)

Limited Partners’ interest in net income (loss)	$(11,053)	$210	$(5,806)

Basic and diluted income (loss) from continuing operations per Limited Partner unit	$(0.40)	$(0.48)	$(0.73)

Basic and diluted net income (loss) per Limited Partner unit	$(0.38)	$0.01	$(0.16)

Weighted average number of Limited Partner units outstanding:
Basic	28,790	32,659	35,205

Diluted	28,821	32,767	35,205

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended September 30,
(in thousands)	2002	2003	2004
Net income (loss)	$(11,169)	$212	$(5,863)
Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	12,968	(5,425)	29,436
Unrealized gain (loss) on pension plan obligations	(11,596)	(1,469)	1,159

Comprehensive gain (loss)	$(9,797)	$(6,682)	$24,732

Reconciliation of Accumulated Other Comprehensive Income (Loss)
(in thousands)	Pension Plan Obligations	Derivative Instruments	Total
Balance as of September 30, 2001	$(4,149)	$(8,050)	$(12,199)
Reclassification to earnings	—	16,252	16,252
Unrealized loss on pension plan obligations	(11,596)	—	(11,596)
Unrealized gain on derivative instruments	—	(3,284)	(3,284)

Other comprehensive income (loss)	(11,596)	12,968	(1,372)

Balance as of September 30, 2002	(15,745)	4,918	(10,827)
Reclassification to earnings	—	(8,074)	(8,074)
Unrealized loss on pension plan obligations	(1,469)	—	(1,469)
Unrealized gain on derivative instruments	—	2,649	2,649

Other comprehensive loss	(1,469)	(5,425)	(6,894)

Balance as of September 30, 2003	(17,214)	(507)	(17,721)
Reclassification to earnings	—	(11,843)	(11,843)
Unrealized gain on pension plan obligations	1,159	—	1,159
Unrealized gain on derivative instruments	—	41,279	41,279

Other comprehensive income	1,159	29,436	30,595

Balance as of September 30, 2004	$(16,055)	$28,929	$12,874

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

Years Ended September 30, 2002, 2003 and 2004

	Number of Units				Common	Senior Sub.	Junior Sub.	General Partner	Accumulative Other Comprehensive Income (Loss)	Total Partners’ Capital
(in thousands, except per unit amounts)	Common	Senior Sub.	Junior Sub.	General Partner
Balance as of September 30, 2001	23,394	2,717	345	326	$209,911	$3,483	$(711)	$(2,220)	$(12,199)	$198,264
Issuance of units:
Common	5,576				100,409					100,409
Senior Subordinated		417				6,742				6,742
Net Loss					(9,815)	(1,115)	(123)	(116)		(11,169)
Other Comprehensive Loss, net									(1,372)	(1,372)
Unit Compensation Expense:
Common					201					201
Senior Subordinated						166				166
Distributions:
($2.30 per unit)					(58,010)					(58,010)
($1.65 per unit)						(4,939)				(4,939)
($1.15 per unit)							(398)	(374)		(772)

Balance as of September 30, 2002	28,970	3,134	345	326	242,696	4,337	(1,232)	(2,710)	(10,827)	232,264
Issuance of units	1,701	8			34,180					34,180
Net Income					189	20	1	2		212
Other Comprehensive Loss, net									(6,894)	(6,894)
Unit Compensation Expense:
Common					204					204
Senior Subordinated						2,402				2,402
Distributions:
($2.30 per unit)					(66,633)					(66,633)
($1.65 per unit)						(5,188)				(5,188)
($1.15 per unit)							(397)	(374)		(771)

Balance as of September 30, 2003	30,671	3,142	345	326	210,636	1,571	(1,628)	(3,082)	(17,721)	189,776
Issuance of units	1,495	103			34,996					34,996
Net Loss					(5,222)	(530)	(54)	(57)		(5,863)
Other Comprehensive Income, net									30,595	30,595
Unit Compensation Expense:
Common					76					76
Senior Subordinated						10				10
Distributions:
($2.30 per unit)					(73,119)					(73,119)
($1.725 per unit)						(5,540)	(597)	(563)		(6,700)

Balance as of September 30, 2004	32,166	3,245	345	326	$167,367	$(4,489)	$(2,279)	$(3,702)	$12,874	$169,771

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
(in thousands)	2002	2003	2004
Cash flows provided by (used in) operating activities:
Net income (loss)	$(11,169)	$212	$(5,863)
Deduct: (Income) loss from discontinued operations	(507)	(19,786)	(20,276)
Loss on sale of discontinued operations	—	—	538
Add: Cumulative effect of change in accounting principles for the adoption of SFAS No. 142 for discontinued operations	—	3,901	—
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	40,444	35,535	37,313
Amortization of debt issuance cost	1,197	2,038	3,480
Loss on redemption of debt	—	(212)	—
Unit compensation expense	367	2,606	86
Provision for losses on accounts receivable	3,716	6,601	7,646
(Gain) loss on sales of fixed assets, net	70	(52)	(281)
Changes in operating assets and liabilities, net of amounts related to acquisitions:
Decrease (increase) in receivables	8,785	(20,735)	(6,178)
Decrease (increase) in inventories	(2,566)	3,155	(10,067)
Decrease (increase) in other assets	(18,448)	(13,611)	9,300
Increase (decrease) in accounts payable	(11,468)	7,923	5,832
Increase (decrease) in other current and long-term liabilities	8,352	7,790	(7,861)

Net cash provided by (used in) operating activities	18,773	15,365	13,669

Cash flows provided by (used in) investing activities:
Capital expenditures	(9,105)	(12,851)	(3,984)
Proceeds from sales of fixed assets	1,374	306	1,462
Cash proceeds from disposition of segment, net	—	—	12,495
Acquisitions	(4,650)	(35,850)	(3,526)

Net cash provided by (used in) investing activities	(12,381)	(48,395)	6,447

Cash flows provided by (used in) financing activities:
Working capital facility borrowings	67,000	136,000	128,000
Working capital facility repayments	(44,000)	(153,000)	(126,000)
Acquisition facility borrowings	—	50,000	3,000
Acquisition facility repayments	(16,000)	(17,000)	(36,000)
Proceeds from issuance of debt	—	197,333	70,512
Repayment of debt	(14,229)	(119,668)	(8,471)
Distributions	(63,721)	(72,592)	(79,819)
Proceeds from issuance of Common Units	100,244	34,180	34,996
Increase in deferred charges	(1,250)	(7,204)	(6,092)
Other	91	—	—

Net cash provided by (used in) financing activities	28,135	48,049	(19,874)

Net cash provided by (used in) discontinued operations	4,105	(62,866)	194

Net increase (decrease) in cash	38,632	(47,847)	436
Cash and cash equivalents at beginning of period	13,471	52,103	4,256

Cash and cash equivalents at end of period	$52,103	$4,256	$4,692

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1)	Partnership Organization

Star Gas Partners, L.P. (“Star Gas” or the “Partnership”) is a distributor of home heating oil and related products and services. Star Gas is a master limited partnership, which at December 31, 2004 had outstanding 32.2 million common units (NYSE: “SGU” representing an 89.1% limited partner interest in Star Gas Partners) and 3.2 million senior subordinated units (NYSE: “SGH” representing a 9.0% limited partner interest in Star Gas Partners) outstanding. Additional Partnership interests include 0.3 million junior subordinated units (representing a 1.0% limited partner interest) and a 0.3 million general partner units (representing a 0.9% general partner interest).

The Partnership is organized as follows:

•	The general partner of the Partnership is Star Gas LLC, a Delaware limited liability company. The Board of Directors of Star Gas LLC is appointed by its members. Star Gas LLC owns an approximate 1% general partner interest in the Partnership.

•	The Partnership’s heating oil operations (the “heating oil segment”) are conducted through Petro Holdings, Inc. (“Petro”) and its direct and indirect subsidiaries. Petro is a Minnesota corporation that is a wholly owned subsidiary of Star/Petro, Inc., which is a 99.99% subsidiary of the Partnership. The remaining .01% equity interest in Star/Petro, Inc. is owned by Star Gas LLC. Petro is a retail distributor of home heating oil and serves approximately 515,000 customers in the Northeast and Mid-Atlantic.

•	Star Gas Finance Company is a direct wholly owned subsidiary of the Partnership. Star Gas Finance Company serves as the co-issuer, jointly and severally with the Partnership, of the Partnership’s $265 million 10¼% Senior Notes, which are due in 2013. The Partnership is dependent on distributions from its subsidiaries to service the Partnership’s debt obligations. The distributions from the Partnership’s subsidiaries are not guaranteed and are subject to certain loan restrictions. Star Gas Finance Company has nominal assets and conducts no business operations.

2)	Recent Events (see Note 21 “Subsequent Events”)

On October 13, 2004, the Partnership advised the heating oil segment’s bank lenders that this segment would not be able to make the required representations included in the borrowing certificate under its working capital line. In addition, the Partnership notified such lenders that, for the quarter ending December 31, 2004 and for the foreseeable future thereafter, the heating oil segment will be unlikely to satisfy the drawing condition that requires that the consolidated funded debt of the Partnership not exceed 5.00 times its consolidated operating cash flow. Further, the Partnership advised the lenders that the heating oil segment may not be able to maintain a zero balance under the working capital facility (except for letter of credit obligations) for 45 consecutive days from April 1, 2005 to September 30, 2005, as required by the heating oil segment’s covenants.

2)	Recent Events - (continued)

On October 15, 2004, the heating oil segment’s bank lenders had agreed to permit the heating oil segment to request new working capital advances daily while the Partnership was in discussions with such bank lenders about modifying the terms and conditions of the heating oil segment’s credit agreement. In connection with that understanding the bank lenders requested that the Partnership allow an independent financial advisor to review the heating oil segment’s operations and performance on their behalf.

On November 5, 2004, the Partnership’s heating oil segment entered into a letter amendment and waiver under its credit agreement with Wachovia Bank, N.A. As a result of the amendment, the heating oil segment was able to continue to borrow funds under the credit agreement to support its working capital requirements for the near term. The amendment provides for the waiver, through December 17, 2004, of various terms under the credit agreement. The amendment also amends for the waiver period the financial covenant regarding the Partnership’s consolidated funded debt to cash flow ratio and the financial covenant regarding the heating oil segment’s cash flow to interest expense ratio.

On October 28, 2004, the Partnership entered into a commitment letter with JPMorgan Securities Inc. and JPMorgan Chase Bank. Under the commitment letter, as amended, JP Morgan Chase Bank committed subject to certain conditions, to provide a $350 million ($260 million, if the propane segment is sold, as discussed below) asset-based senior secured revolving credit facility referred to herein as the revolving credit facility and a $300 million senior secured bridge facility referred to herein as the bridge facility to refinance (the “refinancing transactions”) all of the heating oil segment’s and the propane segment’s (if the propane segment is not sold) working capital facilities and senior secured notes.

On November 18, 2004, the Partnership entered into an agreement to sell its propane segment, held largely through Star Gas Propane to Inergy Propane LLC (“Inergy”), the operating subsidiary of Inergy, L.P., for $475 million subject to certain adjustments. In addition, the Partnership gave notice to holders of the heating oil segment’s secured notes of its optional election to prepay such secured notes, representing an aggregate payment, including principal, interest and estimated premium, of approximately $182 million. The Partnership subsequently gave notice of its optional election to prepay its propane segment’s secured notes involving an aggregate payment including principal, interest and estimated premium, of approximately $114 million. The aggregate amount payable with regard to both sets of secured notes is approximately $296 million. The Partnership expects to recognize a loss on the early redemption of this debt

The Partnership’s commitment from JP Morgan Chase is not contingent upon the sale of the propane segment. Accordingly, the Partnership believes it would be able to draw down JP Morgan Chase’s bridge facility to repay the Partnership’s subsidiaries’ secured notes which will become due on December 17, 2004 because of the Partnership’s notice of prepayment. The Partnership also intends to close on that date the asset based revolving credit agreement underwritten by JP Morgan Chase to replace the existing revolving credit agreements of the Partnership’s subsidiaries. The JP Morgan Chase commitment for the bridge facility and the revolving credit facility are subject to a number of conditions and there can be no assurance that the Partnership will meet those conditions.

If the propane segment is sold (either before or after December 17, 2004), the revolving credit facility requires that the total commitment be reduced to $260 million and the liens on all of the assets of the propane segment be released.

If the Partnership is unable to close the new revolving credit facility and either the bridge facility or the sale of the propane segment by December 17, 2004, the Partnership would be unable to refinance the heating oil segment’s and propane segment’s credit facilities and to repay the heating oil segment’s and propane segment’s institutional indebtedness, which are due and payable on such date. In such an event, if the Partnership were not successful in rescheduling the maturity dates of such indebtedness, the Partnership may be forced to seek the protection of the bankruptcy courts.

3)	Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated Financial Statements include the accounts of Star Gas Partners, L.P. and its subsidiaries. All material intercompany items and transactions have been eliminated in consolidation.

The Partnership completed the sale of its propane segment on December 17, 2004 and its TG&E segment on March 31, 2004. As a result of the sale of TG&E and the propane segment, the Partnership has restated its prior year results to include the results of TG&E and propane segments as components of discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Sales of heating oil and air conditioning equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Revenue from repairs and maintenance service is recognized upon completion of the service. Payments received from customers for heating oil equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straight-line basis, which generally do not exceed one year.

Basic and Diluted Net Income (Loss) per Limited Partner Unit

Net Income (Loss) per Limited Partner Unit is computed by dividing net income (loss), after deducting the General Partner’s interest, by the weighted average number of Common Units, Senior Subordinated Units and Junior Subordinated Units outstanding.

Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and are computed on a first-in, first-out basis.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

Goodwill and Intangible Assets

Goodwill and intangible assets include goodwill, customer lists and covenants not to compete.

Goodwill is the excess of cost over the fair value of net assets in the acquisition of a company. The Partnership amortized goodwill using the straight-line method over a twenty-five year period for goodwill acquired prior to July 1, 2001. In accordance with the provisions of SFAS No. 141 “Business Combinations”, goodwill acquired after June 30, 2001 was not amortized. On October 1, 2002, the Partnership adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. On October 1, 2002, the Partnership ceased amortization of all goodwill. The Partnership also recorded a non-cash charge of $3.9 million in its first fiscal quarter of 2003 to reduce the carrying value of the discontinued TG&E segment’s goodwill. This charge is reflected as a cumulative effect of change in accounting principle in the Partnership’s consolidated statement of operations for the year ended September 30, 2003. The Partnership performed its annual impairment review during its fiscal fourth quarter and it concluded that there was no impairment to the carrying value of goodwill, as of August 31, 2004.

Customer lists are the names and addresses of the acquired company’s patrons. Based on the historical retention experience of these lists, the heating oil segment amortizes customer lists on a straight-line basis over seven to ten years.

Covenants not to compete are non-compete agreements established with the owners of an acquired company and are amortized over the respective lives of the covenants on a straight-line basis, which are generally five years.

3)	Summary of Significant Accounting Policies – (continued)

Impairment of Long-lived Assets

It is the Partnership’s policy to review intangible assets and other long-lived assets, in accordance with SFAS No. 144, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Partnership determines that the carrying values of such assets are recoverable over their remaining estimated lives through undiscounted future cash flow analysis. If such a review should indicate that the carrying amount of the assets is not recoverable, it is the Partnership’s policy to reduce the carrying amount of such assets to fair value.

Deferred Charges

Deferred charges represent the costs associated with the issuance of debt instruments and are amortized over the lives of the related debt instruments.

Advertising Expense

Advertising costs are expensed as they are incurred. Advertising expenses were $5.3 million, $6.6 million and $6.9 million in 2002, 2003 and 2004, respectively.

Customer Credit Balances

Customer credit balances represent pre-payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual usage on a fixed monthly basis) and the payments made have exceeded the charges for deliveries.

Environmental Costs

The Partnership expenses, on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. The Partnership also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

Insurance Reserves

The Partnership accrues for workers’ compensation, general liability and auto claims not covered under its insurance policies based upon actuarial expectations as to what its ultimate liability will be for these claims.

Employee Unit Incentive Plan

When applicable, the Partnership accounts for stock-based compensation arrangements in accordance with APB No. 25. Compensation costs for fixed awards on pro-rata vesting are recognized on a straight-line basis over the vesting period. The Partnership adopted an employee and director unit incentive plan to grant certain employees and directors senior subordinated limited partner units (“incentive units”), as an incentive for increased efforts during employment and as an inducement to remain in the service of the Partnership. Grants of incentive units vest as follows: twenty percent immediately, with the remaining amount vesting annually over four consecutive installments if the Partnership achieves annual targeted distributable cash flow. The Partnership records an expense for the incentive units granted, which require no cash contribution, over the vesting period for those units, which are probable of being issued.

Income Taxes

The Partnership is a master limited partnership. As a result, for Federal income tax purposes, earnings or losses are allocated directly to the individual partners. Except for the Partnership’s corporate subsidiaries, no recognition has been given to Federal income taxes in the accompanying financial statements of the Partnership. While the Partnership’s corporate subsidiaries will generate non-qualifying Master Limited Partnership revenue, dividends from the corporate subsidiaries to the Partnership are generally included in the determination of qualified Master Limited Partnership income. In addition, a portion of the dividends received by the Partnership from the corporate subsidiaries will be taxable to the partners. Net earnings for financial statement purposes will differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and due to the taxable income allocation requirements of the Partnership agreement.

For most corporate subsidiaries of the Partnership, a consolidated Federal income tax return is filed. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

3)	Summary of Significant Accounting Policies - (continued)

Concentration of Revenue with Price Plan Customers

During fiscal 2004, approximately 43% of the heating oil volume sold in the heating oil segment was sold to individual customers under an agreement pre-establishing a fixed or maximum sales price of home heating oil over a twelve month period (“price plan customers”). The fixed or maximum price at which home heating oil is sold to these price plan customers is generally renegotiated prior to the heating season of each year based on current market conditions. The heating oil segment currently enters into derivative instruments (futures, options, collars and swaps) for a substantial majority of the heating oil it anticipates selling to these price plan customers. Should events occur after a price plan customer’s price is established that increases the cost of home heating oil above the amount anticipated, margins for the price plan customers whose heating oil was not purchased in advance would be lower than expected, while those customers whose heating oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of heating oil below the amount anticipated, margins for the price plan customers whose heating oil was purchased in advance could be lower than expected, while those customers whose heating oil was not purchased in advance would be unaffected or higher than expected.

Derivatives and Hedging

The Partnership uses derivative instruments to manage the majority of its exposure to market risk related to changes in the current and future market price of home heating oil purchased for resale to price plan customers. It is the Partnership’s objective to hedge the cash flow variability associated with forecasted purchases of its inventory held for resale to price plan customers through the use of derivative instruments when appropriate. To a lesser extent, the Partnership may hedge the fair value of inventory on hand or firm commitments to purchase inventory. To meet these objectives, it is the Partnership’s policy to enter into various types of derivative instruments to (i) manage the variability of cash flows resulting from the price risk associated with forecasted purchases of home heating oil and propane purchased for resale to price plan customers, (ii) hedge the downside price risk of firm purchase commitments and in some cases physical inventory on hand.

All derivative instruments are recognized on the balance sheet at their fair market value. On the date the derivative contract is entered into, the Partnership designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted purchase or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). The Partnership formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Partnership also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, the Partnership discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the Partnership continues to carry the derivative on the balance sheet at its fair value, and recognized changes in the fair value of the derivative through current-period earnings.

4)	Discontinued Operations

On December 17, 2004, the Partnership completed the sale of all of its interests in its propane segment to Inergy for a net purchase price of approximately $481.3 million. The propane segment was the Partnership’s principal distributor of propane and related supplies and equipment to residential, industrial, agricultural and motor fuel customers. Closing and other settlement costs totaled approximately $14 million and approximately $311 million was used to repay outstanding debt of the propane segment and the heating oil segment. The remainder of the proceeds were contributed to the heating oil segment as a capital contribution. In accordance with the purchase agreement, the effective date of the disposition was November 30, 2004. The Partnership anticipates recognizing a gain on the sale of the propane segment totaling approximately $155 million, which includes all post closing adjustments including a working capital adjustment.

On March 31, 2004, the Partnership sold the stock and business of its natural gas and electricity segment (“TG&E”) to a private party for a purchase price of approximately $13.5 million. TG&E was the Partnership’s energy reseller that marketed natural gas and electricity to approximately 65,000 residential customers in deregulated markets in New York, New Jersey, Florida and Maryland. The Partnership recognized a loss of approximately $0.5 million as of September 30, 2004 as a result of this transaction and anticipates recognizing a gain of approximately $0.2 million as a result of a final settlement on post closing adjustments.

As a result of the sale of the TG&E segment and the propane segment, the Partnership has restated its Statement of Operations, in accordance with SFAS 144, for the years ended September 30.

Income from discontinued operations for the years ended September 30, are as follows (in thousands):

	Years Ended September 30,
	2002	2003	2004
Sales	$234,680	$360,780	$401,259
Cost of sales	115,483	216,804	243,867
Delivery and branch expenses	61,678	76,279	92,701
Depreciation & amortization	18,605	17,625	20,288
General and administrative expenses	24,254	18,348	14,345

	14,660	31,724	30,060
Net interest expense	13,659	11,051	9,221
Other (gain) loss	250	587	166

Income (loss) from discontinued operations before income taxes, loss on sale of segment and cumulative effect of changes in accounting principles, net of taxes	751	20,086	20,671
Income tax expense	244	300	395

Income (loss) from discontinued operations before cumulative effect of changes in accounting principles, net of income taxes	507	19,786	20,276
Cumulative effects of changes in accounting principles	—	(3,901)	—

Income (loss) from discontinued operations	$507	$15,885	$20,276

5)	Quarterly Distribution of Available Cash

In general, the Partnership has distributed to its partners on a quarterly basis all “Available Cash.” Available Cash generally means, with respect to any fiscal quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the Partnership’s business, (2) comply with applicable law or any of its debt instruments or other agreements or (3) in certain circumstances provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters. The General Partner may not establish cash reserves for distributions to the senior subordinated units unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution (“MQD”) on all common units and any common unit arrearages thereon with respect to the next four quarters. Certain restrictions on distributions on senior subordinated units, junior subordinated units and general partner units could result in cash that would otherwise be Available Cash being reserved for other purposes. Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus as defined in the Partnership agreement.

The senior subordinated units, the junior subordinated units, and general partner units are each a separate class of interest in Star Gas Partners, and the rights of holders of those interests to participate in distributions differ from the rights of the holders of the common units.

5)	Quarterly Distribution of Available Cash - (continued)

In general, Available Cash may be distributed per quarter based on the following priorities:

•	First, to the common units until each has received $0.575, plus any arrearages from prior quarters.

•	Second, to the senior subordinated units until each has received $0.575.

•	Third, to the junior subordinated units and general partner units until each has received $0.575.

•	Finally, after each has received $0.575, Available Cash will be distributed proportionately to all units until target levels are met.

If distributions of Available Cash exceed target levels greater than $0.604, the senior subordinated units, junior subordinated units and general partner units will receive incentive distributions.

In August 2000, the Partnership commenced quarterly distributions on its senior subordinated units at an initial rate of $0.25 per unit. From February 2001 to July 2002, the Partnership increased the quarterly distributions on its senior subordinated units, junior subordinated units and general partner units to $0.575 per unit. In August 2002, the Partnership announced that it would decrease distributions to its senior subordinated units to $0.25 per unit and would eliminate the distributions to its junior subordinated units and general partner units. In April 2003, the Partnership announced that it would increase the distributions to its senior subordinated units to $0.575 per unit and that it would resume distributions of $0.575 per unit to its junior subordinated units and general partner units. In order for any subordinated unit to receive a distribution, common units must be paid all outstanding minimum quarterly distributions, including arrearages.

On October 18, 2004 the Partnership announced that it would not be permitted to make any distributions on its common units for the quarter ended September 30, 2004. The Partnership had previously announced the suspension of distributions on the senior subordinated units on July 29, 2004.

The revolving credit facility and, as applicable, the bridge facility or the senior secured notes, will impose certain restrictions on the Partnership’s ability to pay distributions to unitholders. The Partnership believes that the sale of the propane segment would, by de-leveraging the Partnership’s balance sheet, likely advance the time when it would be possible for the Partnership to resume regular distributions on the common units. The Partnership believes that whether or not the propane segment is sold, it is unlikely that the Partnership will resume distributions on the senior subordinated units, junior subordinated units and general partner units for the foreseeable future.

The subordination period will end once the Partnership has met the financial tests stipulated in the partnership agreement, but it generally cannot end before September 30, 2007. However, if the general partner is removed under some circumstances, the subordination period will end. When the subordination period ends, all senior subordinated units and junior subordinated units will convert into Class B common units on a one-for-one basis, and each common unit will be redesignated as a Class A common unit. The main difference between the Class A common units and Class B common units is that the Class B common units will continue to have the right to receive incentive distributions and additional units.

The subordination period will generally extend until the first day of any quarter after each of the following three events occur:

1)	distributions of Available Cash from Operating Surplus on the common units, senior subordinated units, junior subordinated units and general partner units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units for each of the three non-overlapping four-quarter periods immediately preceding that date;

2)	the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units during those periods on a fully diluted basis for employee options or other employee incentive compensation. This includes all outstanding units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which the determination is made. It also includes all units that have as of the date of determination been earned by but not yet issued to our management for incentive compensation; and

3)	there are no arrearages in payment of the minimum quarterly distribution on the common units.

6)	Segment Reporting

At September 30, 2004, the Partnership had one reportable operating segment: retail distribution of heating oil. The administrative expenses for the public master limited partnership, Star Gas Partners, have not been allocated to the segment.

The heating oil segment is primarily engaged in the retail distribution of home heating oil, related equipment services, and equipment sales to residential and commercial customers. It operates primarily in the Northeast and Mid-Atlantic regions. Home heating oil is principally used by the Partnership’s residential and commercial customers to heat their homes and buildings, and as a result, weather conditions have a significant impact on the demand for home heating oil.

The public master limited partnership includes the office of the Chief Executive Officer and has the responsibility for maintaining investor relations and investor reporting for the Partnership.

6)	Segment Reporting (continued)

The following are the statements of operations and balance sheets for the heating oil segment as of and for the periods indicated.

(in thousands)	Years Ended September 30,
	2003(1)			2004(1)
	Heating Oil	Partners & Others(2)	Consol.	Heating Oil	Partners & Others(2)	Consol.
Statements of Operations
Sales	$1,102,968	$—	$1,102,968	$1,105,091	$—	$1,105,091
Cost of sales	793,543	—	793,543	799,055	—	799,055
Delivery and branch expenses	217,244	—	217,244	232,985	—	232,985
Depreciation & amortization expenses	35,535	—	35,535	37,313	—	37,313
General and administrative expenses	22,356	17,407	39,763	16,535	3,402	19,937

Operating income (loss)	34,290	(17,407)	16,883	19,203	(3,402)	15,801

Net interest expense	22,760	6,770	29,530	28,038	8,644	36,682
Amortization of debt issuance costs	1,655	383	2,038	2,750	730	3,480
(Gain) on redemption of debt	(212)	—	(212)	—	—	—

Income (loss) from continuing operations before income taxes	10,087	(24,560)	(14,473)	(11,585)	(12,776)	(24,361)
Income tax expense	1,200	—	1,200	1,240	—	1,240

Income (loss) from continuing operations	8,887	(24,560)	(15,673)	(12,825)	(12,776)	(25,601)
Income from discontinued operations	—	19,786	19,786	—	20,276	20,276
Loss on sale of TG&E segment, net of taxes	—	—	—	—	(538)	(538)
Cumulative effect of change in accounting principle for discontinued operations adoption of SFAS 142	—	(3,901)	(3,901)	—	—	—

Net income (loss)	$8,887	$(8,675)	$212	$(12,825)	$6,962	$(5,863)

Capital expenditures	$12,856	$—	$12,856	$3,984	$—	$3,894

Total Assets	$622,005	$353,605	$975,610	$597,867	$363,109	$960,976

(in thousands)	Year Ended September 30, 2002(1)
	Heating Oil	Partners & Others(2)	Consol.
Statements of Operations
Sales	$790,378	$—	$790,378
Cost of sales	546,495	—	546,495
Delivery and branch expenses	174,030	—	174,030
Depreciation & amortization expenses	40,437	7	40,444
General and administrative expenses	13,630	4,115	17,745

Operating income (loss)	15,786	(4,122)	11,664
Net interest expense (income)	24,087	(244)	23,843

Amortization of debt issuance costs	1,197	—	1,197

(Loss) from continuing operations before income taxes	(9,498)	(3,878)	(13,376)
Income tax (benefit)	(1,700)	—	(1,700)

(Loss) from continuing operations	(7,798)	(3,878)	(11,676)
Income from discontinued operations	—	507	507

Net (Loss)	$(7,798)	$(3,371)	$(11,169)

Capital expenditures	$9,105	$—	$9,105

Total Assets	$620,381	$278,438	$898,819

6)	Segment Reporting – (continued)

(in thousands)	September 30, 2003(1)			September 30, 2004(1)
	Heating Oil	Partners & Others (2)	Consol.	Heating Oil	Partners & Others (2)	Consol.
Balance Sheets
ASSETS
Current assets:
Cash and cash equivalents	$4,244	$12	$4,256	$4,561	$131	$4,692
Receivables, net	84,814	—	84,814	84,005	—	84,005
Inventories	24,146	—	24,146	34,213	—	34,213
Prepaid expenses and other current assets	48,168	(434)	47,734	61,549	(576)	60,973
Net current assets of discontinued operations	10,523	39,636	50,159	—	50,288	50,288

Total current assets	171,895	39,214	211,109	184,328	49,843	234,171
Property and equipment, net	75,715	—	75,715	63,701	—	63,701
Long-term portion of accounts receivable	6,108	—	6,108	5,458	—	5,458
Investment in subsidiaries	—	—	—	—	—	—
Goodwill	232,602	—	232,602	233,522	—	233,522
Intangibles, net	123,415	—	123,415	103,925	—	103,925
Deferred charges & other assets, net	5,403	6,273	11,676	6,933	6,952	13,885
Net long-term assets of discontinued operations	6,867	308,118	314,985	—	306,314	306,314

Total Assets	$622,005	$353,605	$975,610	$597,867	$363,109	$960,976

LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities:
Accounts payable	$19,428	$—	$19,428	$25,058	$(48)	$25,010
Working capital facility borrowings	6,000	6,000	12,000	8,000	—	8,000
Current maturities of long-term debt	12,597	—	12,597	14,168	10,250	24,418
Accrued expenses and other current liabilities	60,582	12,552	73,134	56,272	9,219	65,491
Due to affiliates	(2,385)	2,385	—	1,329	(1,329)	—
Unearned service contract revenue	31,023	—	31,023	35,361	—	35,361
Customer credit balances	49,258	—	49,258	53,927	—	53,927
Net current liabilities of discontinued operations	7,569	54,952	62,521	—	50,676	50,676

Total current liabilities	184,072	75,889	259,961	194,115	68,768	262,883
Long-term debt	191,380	307,961	499,341	148,045	355,623	503,668
Due to affiliate	116,417	(116,417)	—	165,684	(165,684)	—
Other long-term liabilities	26,532	—	26,532	24,654	—	24,654
Partners’ Capital:
Equity Capital	103,604	86,172	189,776	65,369	104,402	169,771

Total Liabilities and Partners’ Capital	$622,005	$353,605	$975,610	$597,867	$363,109	$960,976

(1)	The Partnership completed the sale of its TG&E segment during March 2004 and its propane segment as of November 2004. See Note 4.

(2)	The Partner and Other amounts include the balance sheet and statement of operations of the Public Master Limited Partnership and Star Gas Finance Company, as well as the necessary consolidation entries to eliminate the investment in Petro Holdings.

7)	Inventories

The components of inventory were as follows:

(in thousands)	September 30,
	2003	2004
Heating oil and other fuels	$11,294	$21,661
Fuel oil parts and equipment	12,852	12,552

	$24,146	$34,213

Inventory Derivative Instruments

The Partnership periodically hedges a portion of its home heating oil purchases through futures, options, collars and swap agreements.

To hedge a substantial portion of the purchase price associated with heating oil gallons anticipated to be sold to its price plan customers, the Partnership at September 30, 2004 had outstanding 74.1 million gallons of swap contracts to buy heating oil with a notional value of $71.5 million and a fair value of $20.4 million; 30.7 million gallons of futures contracts to buy heating oil with a notional value of $33.2 million and a fair value of $8.2 million; 6.6 million gallons of purchased call option contracts to buy heating oil with a notional value of $13.1 million and a fair value of $2.4 million. The contracts expire at various times with no contract expiring later than September 30, 2005. The Partnership recognizes the fair value of these derivative instruments as assets.

For the year ended September 30, 2003, the Partnership recognized the following for derivative instruments designated as cash flow hedges: $14.3 million gain in earnings due to instruments which expired during the fiscal year ended September 30, 2003, $0.5 million unrealized loss in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2003, $0.3 million loss due to hedge ineffectiveness for derivative instruments outstanding during the year ended September 30, 2003. For derivative instruments accounted for as fair value hedges, the Partnership recognized a $0.2 million unrealized loss in earnings due to instruments which expired or settled during the fiscal year ended September 30, 2003. For derivative instruments not designated as hedging instruments, the Partnership recognized a $2.5 million loss in earnings due to instruments which expired during the fiscal year ended September 30, 2003, and a $0.3 million loss for the change in fair value of derivative instruments outstanding at September 30, 2003.

For the year ended September 30, 2004, the Partnership recognized the following for derivative instruments designated as cash flow hedges: $23.8 million gain in earnings due to instruments expiring or settled during the current year, $28.9 million unrealized gain in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2004, and approximately $2.5 million unrealized gain in earnings resulting from hedge ineffectiveness for derivative instruments outstanding at September 30, 2004. For derivative instruments accounted for as fair value hedges, the Partnership recognized a $2.6 million loss in earnings due to instruments expiring or settled during the current year, and a $2.2 million unrealized loss in earnings for the change in the fair value of derivative instruments outstanding at September 30, 2004. For derivative instruments not designated as hedging instruments, the Partnership recognized a $2.9 million loss in earnings due to instruments expiring or settled during the year, and a $1.9 million unrealized loss for the change in fair value of derivative instruments outstanding at September 30, 2004.

The Partnership recorded $29.3 million for the fair value of all of its derivative instruments, to other current assets, at September 30, 2004. The balance of approximately $27.3 million in accumulated other comprehensive income for the effective portion of cash flow hedges is expected to be reclassified into earnings, through cost of goods sold, over the next 12 months.

8)	Property, Plant and Equipment

The components of property, plant and equipment and their estimated useful lives were as follows:

	September 30,		Estimated Useful Lives
(in thousands)	2003	2004
Land	$11,115	$11,232	—
Buildings and leasehold improvements	22,685	22,591	4 -30 years
Fleet and other equipment	36,745	36,110	1 -30 years
Tanks and equipment	7,620	7,907	8 -30 years
Furniture and fixtures	42,503	44,663	3 -12 years

Total	120,668	122,503
Less accumulated depreciation	44,953	58,802

Property and equipment, net	$75,715	$63,701

9)	Goodwill and Other Intangible Assets

On October 1, 2002, the Partnership adopted the provisions of SFAS No. 142, which required the Partnership, among other things to discontinue amortizing goodwill. SFAS No. 142 also requires that goodwill be reviewed for impairment at least annually.

Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying amount of a reporting unit exceeds its estimated fair value. If it is determined that the goodwill of a reporting unit is impaired, an impairment charge is recorded to the extent that the carrying amount of a reporting unit exceeds fair value. In calculating the estimated fair value of the reporting units, a discounted cash flow methodology is utilized. The Partnership’s reporting units are consistent with the operating segments identified in Note 6 – Segment Reporting.

Upon adoption of SFAS No. 142 in the first fiscal quarter of 2003, the Partnership recorded a non-cash charge of approximately $3.9 million to reduce the carrying value of its goodwill for its discontinued TG&E segment. This charge is reflected as a cumulative effect of change in accounting principle in the Partnership’s consolidated statement of operations for the fiscal year ended September 30, 2003. The Partnership has completed its annual impairment review during its fourth fiscal quarter of 2003 and 2004, and determined that there is no additional impairment to goodwill in each of its operating segments.

A summary of changes in the Partnership’s goodwill at the heating oil segment during the year ended September 30, 2004, by business segment is as follows (in thousands):

Heating Oil Segment
Balance as of October 1, 2002	$219,031
Fiscal 2003 acquisitions	13,571

Balance as of September 30, 2003	232,602
Fiscal 2004 acquisitions	920

Balance as of September 30, 2004	$233,522

Intangible assets subject to amortization consist of the following (in thousands):

	September 30, 2003			September 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer lists	$187,380	$65,610	$121,770	$189,559	$86,332	$103,227
Covenants not to compete	4,736	3,091	1,645	4,736	4,038	698

	$192,116	$68,701	$123,415	$194,295	$90,370	$103,925

9)	Goodwill and Other Intangible Assets - (continued)

The Partnership’s results for the fiscal year ended September 30, 2002 on a historic basis did not reflect the impact of the provisions of SFAS No. 142. Had the Partnership adopted SFAS No. 142 on October 1, 2001, the unaudited pro forma effect on Basic and Diluted net income (loss) and Limited Partners’ interest in net income (loss) would have been as follows:

	Net Income (Loss)			Basic and Diluted Net Income (Loss) Per Unit
	2002	2003	2004	2002	2003	2004
(in thousands, except per unit data)
As reported: net income (loss)	$(11,169)	$212	$(5,863)	$(0.39)	$0.01	$(0.17)
Add: Goodwill amortization	8,275	—	—	0.29	—	—
Income tax impact	—	—	—	—	—	—

Adjusted: Net income (loss)	(2,894)	212	(5,863)	(0.10)	0.01	$(0.17)
General Partner’s interest in net income (loss)	(30)	2	(57)	—	—	—

Adjusted: Limited Partners’ interest in net income (loss)	$(2,864)	$210	$(5,806)	$(0.10)	$0.01	$(0.16)

Amortization expense for intangible assets was $19.8 million, $20.4 million and $21.7 million for the fiscal years ended September 30, 2002, 2003 and 2004, respectively. Total estimated annual amortization expense related to other intangible assets subject to amortization, for the year ended September 30, 2005 and the four succeeding fiscal years ended September 30, is as follows (in thousands of dollars):

Amount
2005	$21,581
2006	$20,960
2007	$20,342
2008	$18,558
2009	$11,709

10)	Long-Term Debt and Bank Facility Borrowings (See Note 2 “Recent Events” and Note 21 “Subsequent Events”)

Upon the closing of the sale of the Partnership’s propane segment on December 17, 2004 all the outstanding long-term debt and bank debt of the propane segment was repaid. The Partnership’s long-term debt at September 30, 2003 and 2004 is as follows:

	September 30,
(in thousands)	2003	2004
Star Gas
10.25% Senior Notes (a)	$197,111	$267,623
8.04% First Mortgage Notes (b)	61,500	51,250
8.70% First Mortgage Notes (b)	27,500	27,500
7.89% First Mortgage Notes (b)	17,500	17,500
Acquisition Facility Borrowings (c)	12,600	—
Parity Debt Facility Borrowings (c)	2,000	2,000
Working Capital Facility Borrowings (c)	6,000	—

Heating Oil Segment:
7.92% Senior Notes (d)	61,000	53,000
8.25% Senior Notes (e)	77,292	77,000
8.96% Senior Notes (f)	30,000	30,000
Working Capital Facility Borrowings (g)	6,000	8,000
Acquisition Facility Borrowings (g)	33,000	—
Acquisition Notes Payable and other (h)	931	459
Subordinated Debentures (i)	1,754	1,754

Total debt	534,188	536,086
Less current maturities	(22,847)	(24,418)
Less working capital facility borrowings	(12,000)	(8,000)

Total long-term portion debt	$499,341	$503,668

10)	Long-Term Debt and Bank Facility Borrowings - (continued)

(a)	On February 6, 2003, the Partnership and its wholly owned subsidiary, Star Gas Finance Company, jointly issued $200.0 million face value Senior Notes due on February 15, 2013. These notes accrue interest at an annual rate of 10.25% and require semi-annual interest payments on February 15 and August 15 of each year commencing on August 15, 2003. These notes are redeemable at the option of the Partnership, in whole or in part, from time to time by payment of a premium, as defined. These notes were priced at 98.466% for total gross proceeds of $196.9 million. The Partnership also incurred $7.2 million of fees and expenses in connection with the issuance of these notes resulting in net proceeds of $189.7 million. During the year ended September 30, 2003, the Partnership used $169.0 million from the proceeds of the 10.25% Senior Notes to repay existing long-term debt and working capital facility borrowings, $17.7 million for acquisitions, $3.0 million for capital expenditures, and recognized a $0.2 million loss on redemption of debt. The debt discount related to the issuance of the 10.25% Senior Notes was $3.1 million and will be amortized and included in interest expense through February 2013. In January 2004, Star Gas and its wholly owned subsidiary, Star Gas Finance Company, jointly issued $35.0 million of 10.25% Senior Notes, due 2013 in a private placement. These notes were issued at a premium to par for total net proceeds of $38.1 million. Also in July 2004, Star Gas and its wholly owned subsidiary, Star Gas Finance Company, issued $30.0 million face value 10.25% Senior Notes, due February 15, 2013 in a private placement. These notes were issued at a premium to par for total net proceeds of $32.4 million, which includes $1.2 million of accrued interest. The net proceeds of these two offerings resulted in net cash received of $70.5 million.

(b)	In December 1995, Star Gas Propane (the Partnership’s former operating subsidiary which was purchased by Inergy on December 17, 2004 in connection with the sale of the propane segment) assumed $85.0 million of first mortgage notes (the “First Mortgage Notes”) with an annual interest rate of 8.04% in connection with the initial Partnership formation. In January 1998, Star Gas Propane issued an additional $11.0 million of First Mortgage Notes with an annual interest rate of 7.17%. In March 2000, Star Gas Propane issued $27.5 million of 8.70% First Mortgage Notes. In March 2001, Star Gas issued $29.5 million of First Mortgage Notes with an average annual interest rate of 7.89% per year. Obligations under the First Mortgage Note Agreements are secured, on an equal basis with Star Gas Propane’s obligations under the Star Gas Propane Bank Credit Facilities, by a mortgage on substantially all of the real property and liens on substantially all of the operating facilities, equipment and other assets of Star Gas Propane. The First Mortgage Notes require semiannual payments, without premium on the principal thereof, which began on March 15, 2001 and have a final maturity of March 30, 2015. Interest on the First Mortgage Notes is payable semiannually in March and September. The First Mortgage Note Agreements contain various restrictive and affirmative covenants applicable to Star Gas Propane; the most restrictive of these covenants relate to the incurrence of additional indebtedness and restrictions on dividends, certain investments, guarantees, loans, sales of assets and other transactions. In fiscal 2003, the propane segment repaid $11.0 million of its 7.17% First Mortgage Notes, $12.9 million of its 8.04% First Mortgage Notes and $12.0 million of its 7.89% First Mortgage Notes from the net proceeds of the $200.0 million Senior Note issuance. On March 15, 2004, the propane segment repaid $5.2 million of its 8.04% Senior Notes that was due March 15, 2004, from the net proceeds of the $38.1 million, 10.25% Senior Notes, that were issued in January 2004. On September 15, 2004, the propane segment also repaid $5.1 million of its 8.04% Senior Notes, that was due on September 15, 2004, from the net proceeds of the $31.2 million, 10.25% Senior Notes that were issued in July 2004.

(c)	At September 30, 2004, the Star Gas Propane Bank Credit Facilities consisted of a $25.0 million Acquisition Facility, a $25.0 million Parity Debt Facility and a $24.0 million Working Capital Facility. At September 30, 2004, there were no borrowings outstanding under its Acquisition Facility and Working Capital Facility and $2.0 million of borrowings outstanding under its Parity Debt Facility. The agreement governing the Bank Credit Facilities contains covenants and default provisions generally similar to those contained in the First Mortgage Note Agreements. The Bank Credit Facilities bear interest at a rate based upon the London Interbank Offered Rate plus a margin (as defined in the Bank Credit Facilities). The Partnership is required to pay a fee for unused commitments, which amounted to $0.2 million, $0.2 million and $0.1 million during fiscal 2002, 2003 and 2004, respectively. For fiscal 2003 and 2004, the weighted average interest rate on borrowings under these facilities was 4.0% and 3.4%, respectively. At September 30, 2004, the interest rate on the borrowings outstanding was 2.9%. Borrowings under the Working Capital Facility requires a minimum period of 30 consecutive days during each fiscal year that the facility will have no amount outstanding. This facility will expire on September 30, 2006. Borrowings under the Acquisition and Parity Debt Facilities will revolve until September 30, 2006, after which time any outstanding loans thereunder, will amortize in eight equal quarterly principal payments with a final payment due on September 30, 2008.

10)	Long-Term Debt and Bank Facility Borrowings - (continued)

(d)	The Petro 7.92% Senior Secured Notes were issued in six separate series in a private placement to institutional investors as part of its acquisition by the Partnership. The Senior Secured Notes are guaranteed by Star Gas Partners and are secured equally and ratably with Petro’s existing senior debt and bank credit facilities by Petro’s cash, accounts receivable, notes receivable, inventory and customer list. Each series of Senior Secured Notes will mature between April 1, 2003 and April 1, 2014. Only interest on each series is due semiannually. On the last interest payment date for each series, the outstanding principal amount is due and payable in full. The note agreements for the senior secured notes contain various negative and affirmative covenants. The most restrictive of the covenants include restrictions on payment of dividends or other distributions by Star Gas Partners if certain ratio tests as defined in the note agreement are not achieved. On February 6, 2003 and April 1, 2003, the heating oil segment repaid $18.0 million and $11.0 million of its 7.92% Senior Notes from the net proceeds of the $200.0 million 10.25% Senior Note issuance in February 2003, respectively. On April 1, 2004, the heating oil segment also repaid $8.0 million of its 7.92% Senior Notes from the net proceeds of the $38.1 million 10.25% Senior Note issuance in January 2004.

(e)	The Petro Senior Notes bear an average interest rate of 8.25%. These Senior Notes pay interest semiannually and were issued under agreements that are substantially identical to the agreement under which the 7.92% and 8.96% Senior Notes were issued. These notes are also guaranteed by Star Gas Partners. The largest series has an annual interest rate of 8.05% and a maturity date of August 1, 2006 in the amount of $73.0 million. The remaining series bear an annual interest rate of 8.73% and are due in equal annual sinking fund payments due August 1, 2009 and ending on August 1, 2013.

In March 2002, the heating oil segment entered into two interest rate swap agreements designed to hedge $73.0 million in underlying fixed rate senior note obligations. The swap agreements required the counterparties to pay an amount based on the stated fixed interest rate (annual rate 8.05%) pursuant to the senior notes for an aggregate $2.9 million due every six months on August 1 and February 1. In exchange, the heating oil segment was required to make semi-annual floating interest rate payments on August 1 and February 1 based on an annual interest rate equal to the 6 month LIBOR interest rate plus 2.83% applied to the same notional amount of $73.0 million. The swap agreements were recognized as fair value hedges. Amounts to be paid or received under the interest rate swap agreements were accrued and recognized over the life of the agreements as an adjustment to interest expense. At September 30, 2002, Petro recognized a $6.1 million increase in the fair value of its interest rate swaps which is recorded in other assets with the fair value of long-term debt increasing by a corresponding amount at that date. On October 17, 2002, Petro signed mutual termination agreements of its interest rate swap transactions and received $4.8 million which was reflected as a basis adjustment to the fair values of the related debt and is being amortized using the effective yield over the remaining lives of the swap agreements as a reduction of interest expense.

On February 6, 2003, the heating oil segment repaid $26.0 million, of its 8.25% Senior Notes from the net proceeds of the $200.0 million Senior Note issuance.

In September 2003, the heating oil segment entered into an interest rate swap agreement designed to hedge $55.0 million in underlying fixed rate senior note obligations. The swap agreement, which will expire on August 1, 2006, requires the counterparty to pay an amount based on the stated fixed interest rate (annual rate 8.05%) pursuant to the senior notes for $2.2 million due every six months on August 1 and February 1. In exchange, the heating oil segment is required to make semi-annual floating interest rate payments on August 1 and February 1 based on an annual interest rate equal to the 6 month LIBOR interest rate plus 5.52% applied to the same notional amount of $55.0 million. The swap agreements were recognized as fair value hedges. Amounts to be paid or received under the interest rate swap agreements were accrued and recognized over the life of the agreements as an adjustment to interest expense. On March 11, 2004, Petro and the counterparty signed mutual termination agreements relating to its interest rate swap transactions. Petro terminated these obligations and liabilities in advance of its scheduled termination date, August 1, 2006, and received $0.5 million. This amount was reflected as a basis adjustment to the fair values of the related debt and is being amortized using the effective yield over the remaining lives of the swap agreements as a reduction of interest expense.

(f)	The Petro 8.96% Senior Notes which pay interest semiannually, were issued under agreements that are substantially identical to the agreements under which the Partnership’s other Senior Notes were issued. These notes are also guaranteed by Star Gas Partners. These notes were issued in three separate series. The largest series has annual sinking fund payments of $2.9 million due beginning November 1, 2004 and ending November 1, 2010. The other two series are due on November 1, 2004 and November 1, 2005. On February 6, 2003, the Heating Oil segment repaid $10.0 million, of these Senior Notes that was due on November 1, 2004, from the net proceeds of the $200.0 million Senior Note issuance on February 6, 2003.

10)	Long-Term Debt and Bank Facility Borrowings - (continued)

(g)	In December 2003, the heating oil segment entered into a new credit agreement consisting of three facilities totaling $235.0 million having a maturity date of June 30, 2006. These facilities consist of a $150.0 million revolving credit facility, which is to be used for working capital purposes, a $35.0 million revolving credit facility, which is to be used for the issuance of standby letters of credit in connection with surety, worker’s compensation and other financial guarantees, and a $50.0 million revolving credit facility, which is to be used to finance or refinance certain acquisitions and capital expenditures, for the issuance of letters of credit in connection with acquisitions and, to the extent that there is insufficient availability under the working capital facility. These facilities refinanced and replaced the existing credit agreements, which totaled $193.0 million. The former facilities consisted of a working capital facility and an insurance letter of credit facility that were due to expire on June 30, 2004. These new facilities also replaced the heating oil segments acquisition facility that was due to convert to a term loan on June 30, 2004.

The Petro Bank Facilities consist of three separate facilities; a $150.0 million working capital facility, a $35.0 million insurance letter of credit facility and a $50.0 million acquisition facility. At September 30, 2004, there was a $3.0 million weather insurance letter of credit outstanding, $8.0 million of borrowings under the working capital facility, $34.5 million insurance letter of credit facility. At September 30, 2004 there was no outstanding balance under the acquisition facility. The working capital facility and letter of credit facility will expire on June 30, 2006. Amounts borrowed under the working capital facility are subject to a requirement to maintain a zero balance for 45 consecutive days during the period from April 1 to September 30 of each year. In addition, each facility will bear an interest rate that is based on either the LIBOR or another base rate plus a set percentage. The bank facilities agreement contains covenants and default provisions generally similar to those contained in the note agreement for the Senior Secured Notes with additional covenants. The Partnership is required to pay a commitment fee, which amounted to $0.9 million for the years ended September 30, 2003 and 2004, respectively. For the years ended September 30, 2003 and 2004, the weighted average interest rate for borrowings under these facilities was 3.4% and 2.9% respectively. As of September 30, 2004, the interest rate on the borrowings outstanding was 4.75%.

(h)	These Petro notes were issued in connection with the purchase of fuel oil dealers and other notes payable and are due in monthly and quarterly installments. Interest is at various rates ranging from 5% to 15% per annum, maturing at various dates through 2007.

(i)	These Petro Subordinated Debentures consist of $0.7 million of 9 3/8% Subordinated Notes due February 1, 2006, and $1.1 million of 12 1/4% subordinated notes due February 1, 2005. In October 1998, the indentures under which the 9 3/8% and 12 1/4% subordinated notes were issued were amended to eliminate substantially all of the covenants provided by the indentures.

As of September 30, 2004, the Partnership was in compliance with all debt covenants, except for the required ratio of consolidated cash flows to consolidated interest expense in the heating oil segment’s bank facility. The heating oil segment obtained a waiver of this covenant on November 5, 2004 through December 17, 2004. As of September 30, 2004, the maturities including working capital borrowings during fiscal years ending September 30 are set forth in the following table:

(in thousands)
2005	$32,418
2006	$81,400
2007	$38,695
2008	$17,600
2009	$17,500
Thereafter	$348,473

11)	Acquisitions

During fiscal 2002, the Partnership acquired four retail heating oil dealers. The aggregate purchase price was approximately $3.8 million.

During fiscal 2003, the Partnership acquired three retail heating oil dealers. The aggregate purchase price was approximately $35.9 million.

During fiscal 2004, the Partnership acquired three retail heating oil dealers. The aggregate purchase price was approximately $3.5 million.

The following table indicates the allocation of the aggregate purchase price paid and the respective periods of amortization assigned for the fiscal 2002, fiscal 2003 and fiscal 2004 acquisitions.

(in thousands)	2002	2003	2004	Useful Lives
Land	$214	$500	$—	—
Buildings	640	4,982	—	30 years
Furniture and equipment	102	855	2	10 years
Fleet	413	4,709	—	1-30 years
Tanks and equipment	—	—	426	5-30 years
Customer lists	1,615	11,171	2,179	7-10 years
Restrictive covenants	—	10	—	1-5 years
Goodwill	816	13,570	919	—
Working capital	—	53	—	—

Total	$3,800	$35,850	$3,526

Acquisitions are accounted for under the purchase method of accounting. Purchase prices have been allocated to the acquired assets and liabilities based on their respective fair values on the dates of acquisition. The purchase prices in excess of the fair values of net assets acquired were classified as goodwill in the Consolidated Balance Sheets. Sales and net income have been included in the Consolidated Statements of Operations from the respective dates of acquisition. Customer lists are amortized on a straight line basis over seven to ten years. The weighted average useful lives of customer lists acquired in fiscal 2002, fiscal 2003 and fiscal 2004 are 7 years.

The following unaudited pro forma information presents the results of operations of the Partnership, including the acquisitions previously described, as if the acquisitions had been acquired on October 1, of the year preceding the year of purchase. This pro forma information is presented for informational purposes; it is not indicative of future operating performance.

	Years Ended September 30,
in thousands (except per unit data)	2002	2003	2004
Sales	$857,814	$1,178,582	$1,110,826

Net income (loss)	$(7,863)	$13,621	$(4,274)
General Partner’s interest in net income (loss)	(81)	128	(40)

Limited Partners’ interest in net income (loss)	$(7,782)	$13,493	$(4,234)

Basic net income (loss) per limited partner unit	$(0.22)	$0.38	$(0.12)

Diluted net income (loss) per limited partner unit	$(0.22)	$0.38	$(0.12)

12)	Employee Benefit Plans

Heating Oil Segment

The heating oil segment has a 401(k) plan, which covers certain eligible non-union and union employees. Subject to IRS limitations, the 401(k) plan provides for each employee to contribute from 1.0% to 17.0% of compensation. The Partnership makes a 4% core contribution of a participant’s compensation and matches 2/3 of each amount a participant contributes up to a maximum of 2.0% of a participant’s compensation. The Partnership’s aggregate contributions to the heating oil segment’s 401(k) plan during fiscal 2002, 2003 and 2004 were $4.6 million, $5.2 million and $5.4 million, respectively.

As a result of the Petro acquisition, the Partnership assumed Petro’s pension liability. Effective December 31, 1996, the heating oil segment consolidated all of its defined contribution pension plans and froze the benefits for non-union personnel covered under defined benefit pension plans. In 1997, the heating oil segment froze the benefits of its New York City union defined benefit pension plan as a result of operation consolidations. Benefits under the frozen defined benefit plans were generally based on years of service and each employee’s compensation. As part of the Meenan Oil Company, Inc. (“Meenan”) acquisition, the Partnership assumed the pension plan obligations and assets for Meenan’s company sponsored plan. This plan was frozen and merged into the Partnership’s defined benefit pension for non-union personnel as of January 1, 2002. Since these plans are frozen, the projected benefit obligation and the accumulated benefit obligation are the same. The Partnership’s pension expense for all defined benefit plans during fiscal 2002, 2003 and 2004 were $0.1 million, $1.6 million and $1.0 million, respectively.

12)	Employee Benefit Plans - (continued)

The following tables provide a reconciliation of the changes in the heating oil segment’s plan benefit obligations, fair value of assets, and a statement of the funded status at the indicated dates (using a measurement date of September 30):

	Years Ended September 30,
(in thousands)	2003	2004
Reconciliation of Benefit Obligations
Benefit obligations at beginning of year	$58,164	$62,004
Service cost	—	—
Interest cost	3,810	3,593
Actuarial loss	5,796	827
Benefit payments	(5,681)	(5,538)
Settlements	(85)	(565)

Benefit obligation at end of year	$62,004	$60,321

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$42,847	$52,395
Actual return on plan assets	6,207	4,486
Employer contributions	9,107	585
Benefit payments	(5,681)	(5,538)
Settlements	(85)	(565)

Fair value of plan assets at end of year	$52,395	$51,363

Funded Status
Benefit obligation	$62,004	$60,321
Fair value of plan assets	52,395	51,363
Amount included in accumulated other comprehensive income	(17,214)	(15,355)
Unrecognized net actuarial loss	17,214	15,355

Accrued benefit cost	$9,609	$8,958

	Years Ended September 30,
	2002	2003	2004
Components of Net Periodic Benefit Cost
Service cost	$—	$—	$—
Interest cost	3,893	3,810	3,593
Expected return on plan assets	(4,085)	(3,542)	(4,170)
Net amortization	291	1,288	1,486
Settlement loss	22	4	116

Net periodic benefit cost	$121	$1,560	$1,025

	Years Ended September 30,
	2002	2003	2004
Weighted-Average Assumptions Used in the Measurement of the Partnership’s Benefit Obligation as of the period indicated
Discount rate	6.75%	6.00%	6.00%
Expected return on plan assets	8.50%	8.25%	8.25%
Rate of compensation increase	N/A	N/A	N/A

The expected return on plan assets is determined based on the expected long-term rate of return on plan assets and the market–related value of plan assets determined using fair value.

The Partnership recorded an additional minimum pension liability for underfunded plans of $17.2 million at September 30, 2003 and $15.4 million at September 30, 2004 representing the excess of unfunded accumulated benefit obligations over plan assets. A corresponding amount is recognized as an increase or as a reduction of the Partnership’s capital through a charge to accumulated other comprehensive income (loss).

Expected benefit payments over each of the next five years will total approximately $700,000 per year. Expected benefit payments for the five years thereafter will aggregate approximately $2.8 million.

In addition, the heating oil segment made contributions to union-administered pension plans of $5.4 million for fiscal 2002, $5.8 million for fiscal 2003 and $5.2 million for fiscal 2004.

12)	Employee Benefit Plans - (continued)

The Partnership’s Pension Plan assets by category are as follows:

	Years Ended September 30,
(in thousands)	2003	2004
Asset Categories
Equity Securities	$33,686	$33,892
Debt Securities	18,610	17,223
Cash Equivalents	99	248

	$52,395	$51,363

The Plan’s objectives are to have the ability to pay benefit and expense obligations when due, to maintain the funded ratio of the Plan, to maximize return within reasonable and prudent levels of risk in order to minimize contributions and charges to the profit and loss statement, and to control costs of administering the Plan and managing the investments of the Plan. The strategic asset allocation of the Plan (currently 65% domestic equities and 35% domestic fixed income) is based on a long term perspective and the premise that the Plan can tolerate some interim fluctuations in market value and rates of return in order to achieve long-term objectives.

The Partnership’s expected long-term rate of return on plan assets is updated at least annually, taking into consideration our asset allocation, historical returns on the types of assets held, and the current economic environment. Based on these factors, the Partnership expects its pension assets will earn an average of 8.25% per annum. The expected long-term rate of return assumption was decreased from 8.50% to 8.25% effective September 30, 2003.

13)	Income Taxes

Income tax expense (benefit) was comprised of the following for the indicated periods:

(in thousands)	Years Ended September 30,
	2002	2003	2004
Current:
Federal	$(2,200)	$—	$—
State	500	1,200	1,240
Deferred	—	—	—

	$(1,700)	$1,200	$1,240

The passage of the “Job Creation and Worker Assistance Act of 2002,” increased the Alternative Minimum Tax Net Operating Loss Deduction limitation from 90% to 100% for net operating losses generated in 2002. The tax law change resulted in the recovery of alternative minimum taxes previously paid in the amount of approximately $2.2 million.

The sources of the deferred income tax expense (benefit) and the tax effects of each were as follows:

(in thousands)	Years Ended September 30,
	2003	2004
Depreciation	$(1,312)	$(682)
Amortization expense	(1,338)	1,409
Vacation expense	107	(184)
Restructuring expense	41	52
Bad debt expense	1,843	1,160
Hedge accounting	(132)	(489)
Supplemental benefit expense	127	—
Pension contribution	2,628	(387)
Other, net	(36)	(114)
Recognition of tax benefit of net operating loss to the extent of current and previous recognized temporary differences	(4,351)	(10,478)
Change in valuation allowance	2,423	9,713

	$—	$—

The components of the net deferred taxes and the related valuation allowance for the years ended September 30, 2003 and September 30, 2004 using current tax rates are as follows:

(in thousands)	Years Ended September 30,
	2003	2004
Deferred Tax Assets:
Net operating loss carryforwards	$46,241	$56,719
Vacation accrual	1,967	2,151
Restructuring accrual	132	80
Bad debt expense	2,747	1,587
Amortization	2,500	1,091
Excess of book over tax hedge accounting	122	611
Other, net	117	231

Total deferred tax assets	53,826	62,470
Valuation allowance	(42,977)	(52,690)

Net deferred tax assets	$10,849	$9,780

Deferred Tax Liabilities:
Depreciation	$4,994	4,312
Pension contribution	5,855	5,468

Total deferred tax liabilities	$10,849	$9,780

Net deferred taxes	$—	$—

13)	Income Taxes - (continued)

In order to fully realize the net deferred tax assets, the Partnership’s corporate subsidiaries will need to generate future taxable income. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Based upon the level of current taxable income and projections of future taxable income of the Partnership’s corporate subsidiaries over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Partnership will not realize the full benefit of its deferred tax assets, at September 30, 2003 and 2004.

At September 30, 2004, the Partnership had net income tax loss carryforwards for Federal income tax reporting purposes of approximately $142.6 million of which approximately $50.1 million are limited in accordance with Federal income tax law. The losses are available to offset future Federal taxable income through 2024.

14)	Lease Commitments

The Partnership has entered into certain operating leases for office space, trucks and other equipment.

The future minimum rental commitments at September 30, 2004, under operating leases having an initial or remaining non-cancelable term of one year or more are as follows:

(in thousands)	Heating Oil Segment
2005	$9,228
2006	7,852
2007	5,143
2008	4,436
2009	3,975
Thereafter	12,743

Total future minimum lease payments	$43,377

The Partnership’s rent expense for the fiscal years ended September 30, 2002, 2003 and 2004 was $10.1 million, $11.0 million and $12.8 million, respectively.

15)	Unit Grants

In June 2000, the Partnership granted 565 thousand restricted senior subordinated units to management and outside directors. These units were granted under the Partnership’s Employee and Director Incentive Unit Plans. One-fifth of the units immediately vested with the remaining units vesting annually in four equal installments if the Partnership achieves specified performance objectives for each of the respective fiscal years. The units for fiscal 2001 and fiscal 2003 were vested while the units for fiscal 2002 and 2004 were not vested since the Partnership did not meet its specified objectives for those years.

In September 2000, the Partnership granted 436 thousand senior subordinated unit appreciation rights (“UARs”) and 87 thousand restricted senior subordinated units to Irik P. Sevin. The unit appreciation rights are fully vested as of December 1, 2003. Mr. Sevin will be entitled to receive payment in cash for these rights equal to the excess of the fair market value of a senior subordinated unit on the date exercisable over the exercise price. The grant of restricted senior subordinated units will vest in four equal installments on December 1 of 2001 through 2004. Distributions on the restrictive units will accrue to the extent declared.

In December 2001, the Partnership granted 25 thousand restricted common units to Mr. Sevin. The grant of restricted common units will vest in four equal installments on January 1 of 2002 through 2005. Distributions on the restrictive units will accrue to the extent declared.

In fiscal 2002, the Partnership granted an additional 54 thousand restricted senior subordinated unit appreciation rights to certain members of management. One-quarter of these units immediately vested with the remaining units vesting annually in three equal installments.

In fiscal 2003, the Partnership granted an additional 257 thousand restricted senior subordinated unit appreciation rights to management and outside directors. One-third of these units immediately vested with the remaining units vesting annually in two equal installments.

The following table summarizes information concerning common and senior subordinated UARs of the Partnership outstanding at September 30, 2004:

	Price	Number of Units Outstanding	Average Period to Payment Date
	$7.6259	54,715	0.3 years
	$7.8536	381,304	0.3 years
	$10.1800	3,150	0.6 years
	$10.7000	188,749	1.0 years
	$11.0000	5,000	1.3 years
	$11.0500	5,000	1.2 years
	$20.9000	54,472	0.3 years
	$22.0000	4,500	1.1 years

Total / Weighted Average	$9.7738	696,890	0.4 years

The Partnership recorded $0.4 million, $2.6 million and $0.1 million of general and administrative expense for restricted unit grants during fiscal years ended September 30, 2002, September 30, 2003 and September 30, 2004, respectively. The Partnership recorded income of $1.3 million, expense of $6.4 million and income of $4.0 million for unit appreciation rights during fiscal years 2002, 2003 and 2004, respectively.

16)	Supplemental Disclosure of Cash Flow Information

(in thousands)	Years Ended September 30,
	2002	2003	2004
Cash paid during the period for:
Income taxes	$1,528	$945	$1,028
Interest	21,321	28,225	35,358

Non-cash investing activities:
Acquisitions:
Increase in property and equipment, net	(95)	—	—
(Increase) decrease in intangibles and other asset	945	—	—
Increase (decrease) in assumed pension obligation	(3,977)	—	—
Increase (decrease) in accrued expense	(3,615)	—	—
Increase of subordinated unitholders capital	6,742	—	—

Non-cash financing activities:
Decrease (increase) in other asset for interest rate swaps	(6,068)	748	293
Increase (decrease) in long-term debt for interest rate swaps	6,068	(927)	(293)
Increase in long-term debt for amortization of debt discount	—	179	—

17)	Commitments and Contingencies

On or about October 21, 2004, a purported class action lawsuit on behalf of a purported class of unitholders was filed against the Partnership and various subsidiaries and officers and directors in the United States District Court of the District of Connecticut (Carter v. Star Gas Partners, L.P., et al, No 3:04-cv-01766-IBA, et. al, subsequently, 14 additional class action complaints, alleging the same or substantially similar claims, were filed in the same district court: (1) Feit v. Star Gas, et al, Civil Action No. 04-1832 (filed on 10/29/2004), (2) Lila Gold v. Star Gas, et al, Civil Action No. 04-1791 (filed on 10/22/2004), (3) Jagerman v. Star Gas, et al, Civil Action No. 04-1855 (filed on 11/3/2004), (4) McCole, et al v. Star Gas, et al, Civil Action No. 04-1859 (filed on 11/3/2004), (5) Prokop v. Star Gas, et al, Civil Action No. 04-1785 (filed on 10/22/2004), (6) Seigle v. Star Gas, et al, Civil Action No. 04-1803 (filed on 10/25/3004), (7) Strunk v. Star Gas, et al, Civil Action No. 04-1815 (filed on 10/27/2004), (8) Harriette S. & Charles L. Tabas Foundation v. Star Gas, et al, Civil Action No. 04-1857 (filed on 11/3/2004), (9) Weiss v. Star Gas, et al, Civil Action No. 04-1807 (filed on 10/26/2004), (10) White v. Star Gas, et al, Civil Action No. 04-1837 (filed on 10/9/2004), (11) Wood v. Star Gas, et al, Civil Action No. 04-1856 (filed on 11/3/2004) (12) Yopp v. Star Gas, et al, Civil Action No. 04-1865 (filed on 11/3/2004), (13) Kiser v. Star Gas, et al, Civil Action No. 04-1884 (filed on 11/9/2004), and (14) Lederman v. Star Gas, et al, Civil Action No. 04-1873 (filed on 11/5/2004) (including the Carter Complaint, collectively referred to herein as the “Class Action Complaints”).

The Class Action plaintiffs generally allege that the Partnership violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission Rule 10b-5 promulgated thereunder, by purportedly failing to disclose, among other things: (1) problems with the restructuring of Star Gas’s dispatch system and customer attrition related thereto; (2) that Star Gas’s heating oil division’s business process improvement program was not generating the benefits allegedly claimed; (3) that Star Gas was struggling to maintain its profit margins in its heating oil division; (4) that Star Gas’s second quarter 2004 profit margins were not representative of its ability to pass on heating oil price increases; and (5) that Star Gas was facing an inability to pay its debts and that, as a result, its credit rating and ability to obtain future financing was in jeopardy. The Class Action plaintiffs seek an unspecified amount of compensatory damages including interest against the defendants jointly and severally and an award of reasonable costs and expenses. The Partnership will defend against the Class Actions vigorously. However, the Partnership is unable to predict the outcome of these lawsuits at this time.

17)	Commitments and Contingencies – (continued)

In the event that one or more of the above actions were decided adversely to the Partnership, it could have a material adverse effect on the Partnership’s results of operations, financial position or liquidity.

On or about November 15, 2004, certain plaintiffs in their capacity as unitholders of the Partnership commenced a derivative lawsuit in United States District Court in Connecticut (Arnold V. Sevin et al., No. 3-04-cv-01884-AWT) (the “Federal Derivative Complaint”). The litigation asserts derivative claims on behalf of the Partnership against officers and directors of the Partnership. The Partnership is named as a nominal defendant. The unitholder plaintiffs allege injuries and damages purportedly resulting from violations of state law, including breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and insider trading that allegedly occurred between July 25, 2000 and November 15, 2004. The Federal Derivative Complaint specifically alleges that the individual officer and director defendants in connection with their management of the Partnership purportedly made various false or misleading statements that artificially inflated the value of the Partnership’s units and allegedly profited thereby by selling the Partnership’s units at inflated prices. The Federal Derivative Complaint seeks unspecified compensatory damages from the individual defendants, equitable and/or injunctive relief and restitution from the defendants to the Partnership, together with reasonable costs and expenses incurred in the action, including counsel fees and accountant and expert fees.

On or about November 24, 2004, another shareholder derivative action was filed in Connecticut State Court by Marie J. Beers (“Beers”), derivatively on behalf of Star Gas Partners, L.P., against Star Gas, LLC, Ami Trauber and Irik P. Sevin, entitled Beers v. Star Gas, LLC, et al. (the “State Court Derivative Action”). The Partnership is named as a nominal defendant. The State Court Derivative Action alleges breaches of fiduciary duty, gross negligence, waste of corporate assets and for disgorgement of the proceeds of insider trading. The allegations in the State Court Derivative Action closely parallel those in the Class Action Complaints. The complaint in the State Court Derivative Action seeks a determination that the action is a proper derivative action and certifying Beers as an appropriate representative of the Company for purposes of the action, along with a declaration that each of the defendants breached its fiduciary duty to the Partnership. In addition, the complaint in the State Court Derivative Action seeks unspecified compensatory damages from the defendants, jointly and severally.

The Partnership’s operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing for use by consumers of combustible liquids such as propane and home heating oil. As a result, at any given time the Partnership is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in amounts and with coverages and deductibles as the general partner believes are reasonable and prudent. However, the Partnership cannot assure that this insurance will be adequate to protect it from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public’s desire to use the Partnership’s products. In the opinion of management, except as described above the Partnership is not a party to any litigation, which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Partnership’s results of operations, financial position or liquidity.

18)	Disclosures About the Fair Value of Financial Instruments

Cash, Accounts Receivable, Notes Receivable, Inventory Derivative Instruments, Interest Rate Swaps, Working Capital Facility Borrowings, and Accounts Payable

The carrying amount approximates fair value because of the short maturity of these instruments or because they are carried at fair value.

Long-Term Debt

The fair values of each of the Partnership’s long-term financing instruments, including current maturities are based on the amount of future cash flows associated with each instrument, discounted using the Partnership’s current borrowing rate for similar instruments of comparable maturity.

The estimated fair value of the Partnership’s long-term debt is summarized as follows (in thousands):

	At September 30, 2003		At September 30, 2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt	$522,188	$555,832	$528,086	$557,792

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

19)	Earnings Per Limited Partner Units

	Years Ended September 30,
(in thousands, except per unit data)	2002	2003	2004
Income (loss) from continuing operations per Limited Partner unit:
Basic	$(0.40)	$(0.48)	$(0.73)
Diluted	$(0.40)	$(0.48)	$(0.73)
Income (loss) from discontinued operations before cumulative effect of change in accounting principle, net of income taxes per Limited Partner unit:
Basic	$0.02	$0.61	$0.57
Diluted	$0.02	$0.61	$0.57
Loss on sale of segment, net of income taxes per Limited Partner unit:
Basic	$—	$—	$(0.01)
Diluted	$—	$—	$(0.01)
Cumulative effect of change in accounting principle for adoption of SFAS No. 142 for discontinued operations per Limited Partner unit:
Basic	$—	$(0.12)	$—
Diluted	$—	$(0.12)	$—
Net income (loss) per Limited Partner unit:
Basic	$(0.38)	$0.01	$(0.16)
Diluted	$(0.38)	$0.01	$(0.16)

Basic Earnings Per Unit:
Net income (loss)	$(11,169)	$212	$(5,863)
Less: General Partners’ interest in net income (loss)	(116)	2	(57)

Limited Partner’s interest in net income (loss)	$(11,053)	$210	$(5,806)

Common Units	25,342	29,175	31,647
Senior Subordinated Units	3,103	3,139	3,213
Junior Subordinated Units	345	345	345

Weighted average number of Limited Partner units outstanding	28,790	32,659	35,205

Basic earnings (losses) per unit	$(0.38)	$0.01	$(0.16)

Diluted Earnings Per Unit:
Effect of dilutive securities	$—	$—	$—

Limited Partners’ interest in net income (loss)	$(11,053)	$210	$(5,806)

Effect of dilutive securities	31	108	—

Weighted average number of Limited Partner units outstanding	28,821	32,767	35,205

Diluted earnings (losses) per unit	$(0.38)	$0.01	$(0.16)

For fiscal 2002, fully diluted per unit does not include any amount prior to the date of issuance of 24,000 common units granted to Mr. Sevin in December 2001 as well as the 110,000 senior subordinated units that vested pursuant to the employee incentive plan in December 2001 and the 303,000 senior subordinated units distributed in November 2001 pursuant to the heating oil segment achieving certain financial test because the impact of these issuances were antidilutive.

20)	Selected Quarterly Financial Data (unaudited)

The seasonal nature of the Partnership’s business results in the sale by the Partnership of approximately 30% of its volume in the first fiscal quarter and 45% of its volume in the second fiscal quarter of each year. The Partnership generally realizes net income in both of these quarters and net losses during the quarters ending June and September.

	Three Months Ended
(in thousands - except per unit data)	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	Total
Sales	$316,070	$481,768	$179,342	$127,911	$1,105,091
Operating income (loss)	14,281	64,366	(22,806)	(40,040)	15,801
Income (loss) from continuing operations before income taxes	4,658	54,276	(32,306)	(50,989)	(24,361)
Gain (loss) on sale of segment, net of income taxes	—	230	(247)	(521)	(538)
Net income (loss)	19,312	80,653	(42,531)	(63,297)	(5,863)
Limited Partner interest in net income (loss)	19,118	79,914	(42,126)	(62,712)	(5,806)
Net income (loss) per Limited Partner unit:
Basic and diluted (a)	$0.56	$2.27	$(1.18)	$(1.75)	$(0.16)

	Three Months Ended
(in thousands - except per unit data)	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	Total
Sales	$294,986	$511,069	$178,697	$118,216	$1,102,968
Operating income (loss)	15,990	67,438	(21,176)	(45,369)	16,883
Income (loss) from continuing operations before income taxes	10,615	59,486	(30,258)	(54,316)	(14,473)
Net income (loss)	16,039	83,163	(37,852)	(61,138)	212
Limited Partner interest in net income (loss)	15,880	82,331	(37,474)	(60,527)	210
Net income (loss) per Limited Partner unit:
Basic and diluted (a)	$0.49	$2.54	$(1.15)	$(1.82)	$0.01

(a)	The sum of the quarters do not add-up to the total due to the weighting of Limited Partner Units outstanding.

21)	Subsequent Events

On December 17, 2004, the Partnership and its subsidiaries executed the following transactions:

•	The Partnership sold the propane segment to Inergy Propane LLC (“Inergy”) for a net purchase price of $481.3 million. The propane segment was the Partnership’s principal distributor of propane and related supplies and equipment to residential, industrial, agricultural and motor fuel customers. Closing and other settlement costs totaled approximately $14 million and approximately $311 million was used to repay the outstanding debt of the propane segment and the secured notes at the heating oil segment. $10 million of the proceeds were used to reimburse the heating oil segment for expenses paid by the heating oil segment on behalf of the Partnership. The remainder of the proceeds were contributed to the heating oil segment (Petro Holdings, Inc.) as a capital contribution. In accordance with the purchase agreement, the effective date of the disposition was November 30, 2004. The Partnership recognized a gain on the sale of the propane segment totaling approximately $155 million during the year ended September 30, 2005.

Pursuant to the terms of the indenture relating to the Partnership’s 10 1/4% Senior Notes due 2013 (“MLP Notes”), the Partnership will be obligated, within 360 days of the sale of the propane segment, to apply the net proceeds of the sale of the propane segment either to reduce indebtedness of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership’s or any subsidiary’s business. To the extent any net proceeds that are not so applied exceed $10 million (“Excess Proceeds”) the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date or purchase. The Partnership cannot predict the size of any offer, if any, to purchase MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase if an offer is made. At March 31, 2005, Excess Proceeds totaled approximately $93.2 million.

•	The heating oil segment executed a new $260 million revolving credit facility agreement with a group of lenders led by JPMorgan Chase Bank, N.A. The new revolving credit facility provides the heating oil segment with the ability to borrow up to $260 million for working capital purposes (subject to certain borrowing base limitations), including the issuance of up to $75 million in letters of credit. The facility expires in December 2009. The facility replaced the existing credit facilities entered into in December 2003, which totaled $235 million. The former credit facilities consisted of a working capital facility, a letter of credit facility, and an acquisition facility. Obligations under the new revolving credit facility are secured by liens on substantially all of the assets of the heating oil segment, accounts receivable, inventory, general intangibles, real property, fixtures and equipment. Obligations under the new revolving credit facility are guaranteed by the heating oil segment’s subsidiaries and by the Partnership.

Schedule II

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Years Ended September 30, 2002, 2003 and 2004

(in thousands)

Year	Description	Balance at Beginning of Year	Charged to Costs & Expenses	Other Changes Add (Deduct)		Balance at End of Year
2002	Allowance for doubtful accounts	$3,284	$3,716	$(4,040	) (a)	$2,960

2003	Allowance for doubtful accounts	$2,960	$6,601	$(3,215	) (a)	6,346

2004	Allowance for doubtful accounts	$6,346	$7,646	$(8,370	) (a)	$5,622

(a)	Bad debts written off (net of recoveries).